Exhibit 2.1

EXECUTION COPY

Agreement and Plan of Merger

by and among

VEECO INSTRUMENTS INC.

VEECO WYOMING INC.,

SYNOS TECHNOLOGY, INC.,

ILSONG LEE

SANG-IN LEE

DANIEL C. RUBIN

and

SHAREHOLDER REPRESENTATIVE SERVICES,
as Stockholders’ Representative

September 18, 2013

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12.15	Gender	59

12.16	Headings	59

12.17	Counterparts	59

12.18	Disclosure Schedule	59

12.19	Conflict of Interest	60

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of this 18 day of September, 2013, by and among (i) Veeco Instruments Inc., a Delaware corporation (“Parent”), (ii) Veeco Wyoming Inc., a Delaware corporation and a (directly or indirectly) wholly-owned subsidiary of Parent (“Merger Sub”), (iii) Synos Technology, Inc., a Delaware corporation (the “Company”), (iv) Ilsong Lee, Sang-In Lee and Daniel C. Rubin (each a “Significant Stockholder” and collectively the “Significant Stockholders”) and (v) Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as Stockholders’ Representative (as defined herein).  Parent, Merger Sub, the Company, the Significant Stockholders and the Stockholders’ Representative are referred to herein individually as a “Party” and collectively as the “Parties.”  Capitalized terms used and not otherwise defined herein have the meanings given to such terms as set forth in Appendix A hereto.

WHEREAS, the respective Boards of Directors of Merger Sub and the Company deem it advisable and in the best interests of such corporations and their respective stockholders that Merger Sub be merged with and into the Company with the Company being the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, such Boards of Directors have approved the Merger, pursuant to which among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company and all options, warrants and other rights to acquire or receive any shares of capital stock of the Company shall be converted into the right to receive the Merger Consideration set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent and Merger Sub to enter into this Agreement, (i) each of the employees identified on Appendix B-1 (the “Key Signing Employees”) shall have entered into an employment arrangement with Parent or a subsidiary thereof to be effective as of the Closing Date (as defined below) pursuant to his or her execution of an offer letter, a non-disclosure agreement and a non-competition and non-solicitation agreement in forms provided to the Company by Parent (such offer letters and agreements, the “Key Employee Agreements”), (ii) each of the stakeholders of the Company identified on Appendix B-2 shall have entered into a non-competition and non-solicitation agreement in forms provided to the Company by Parent (such agreements, the “Key Stakeholder Agreements”), and (iii) each Person who may receive any payments and/or benefits referred to in Section 6.12(e) hereof has executed and delivered to the Company a 280G Waiver, substantially in the form attached hereto as Exhibit A (a “280G Waiver”);

WHEREAS, approval of the principal terms of the Merger requires the Requisite Vote, and immediately after the execution and delivery hereof, the Company shall submit this Agreement and the Merger to the Stockholders for approval by written consent in lieu of a special meeting of the Stockholders pursuant to the applicable provisions of the DGCL; and

WHEREAS, the Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1          The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the DGCL, (i) Merger Sub shall merge with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the DGCL as a (directly or indirectly) wholly owned subsidiary of Parent, and (iii) the separate existence of the Company with all of its assets, property rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

1.2          Effective Time.  As promptly as practicable after the satisfaction or waiver of the conditions set forth in Articles VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), but no earlier than October 1, 2013, the Parties hereto shall cause the Merger to be consummated by (i) filing a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, which Certificate of Merger shall be substantially in the form attached hereto as Exhibit B, and (ii) making such other filings and taking such other actions as may be required by Law to make the Merger effective hereinafter.  The Merger shall become effective at such date and time as the Certificate of Merger is accepted for filing by with the Secretary of State of the State of Delaware or at such later date and time as may be permitted or required by the DGCL and specified in the Certificate of Merger by mutual agreement of Parent, Merger Sub and the Company (the date and time the Merger becomes effective being the “Effective Time”).

1.3          Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, in the Certificate of Merger and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the assets, property, rights, privileges, immunities, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4          Certificate of Incorporation; Bylaws.  At the Effective Time and without any further action on the part of the Parties, (i) the certificate of incorporation of the Merger Sub shall be amended so as to be in the form attached hereto as Exhibit C and (ii) the bylaws of the Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended or repealed in accordance with their terms, as provided, in the Surviving Corporation’s certificate of incorporation and as provided by Law.

1.5          Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

1.6          Effect of Merger on Capital Stock.

(a)           The aggregate maximum consideration (the “Merger Consideration”) to be paid in exchange for the acquisition by Parent and Merger Sub of all outstanding Company Stock and all outstanding unexpired and unexercised options that have vested prior to Closing or that will vest in connection with Closing, warrants or other rights to acquire or receive any vested Company Stock, if any, and for the other covenants of the Company provided in this Agreement shall be, subject to adjustment as provided herein, an amount equal to (i) the Closing Amount, plus (ii) the Initial Order Cash Consideration (if any), plus (iii) the Performance Amount (if any), plus (iv) such portion of the Escrow Amount (if any) actually distributed to the Participating Holders pursuant to the terms herein, plus (v) the Post-Closing Adjustment (if any) payable to the Participating Holders pursuant to the terms herein. For the avoidance of doubt and notwithstanding anything herein to the contrary, the Payments Administrator shall not be responsible for processing any payments to be made at Closing, including without limitation the Closing Amount, but shall only be responsible for processing the post-closing payments expressly ascribed to it hereunder (which in no event shall include any amounts subject to wage or payroll tax withholding).

(b)           Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the holder of any shares of Company Stock or Merger Sub Common Stock, each share of Company Stock (excluding any Restricted Shares to be exchanged pursuant to Section 1.9(c)) issued and outstanding immediately prior to the Effective Time shall automatically cease to be outstanding and shall be canceled and retired and shall cease to exist and will be converted automatically following the surrender of the certificate representing such shares of Company Stock in the manner provided in Section 1.14, into the right to receive, that portion, if any, of the Merger Consideration, without interest, as set forth below:

(i)            each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Series A Preferred Stock to be canceled pursuant to Section 1.6(b)(iii) and any Dissenting Shares as defined in and to the extent provided in Section 1.15) shall be canceled and converted automatically into the right to receive (A) an amount in cash, without interest, equal to the Series A Per Share Closing Amount, plus (B) the contingent right to receive, in accordance with Section 1.7 hereof, an amount equal to the Pro Rata Initial Order Cash Consideration (if any), plus (C) the contingent right to receive, in accordance with Section 1.8 hereof, an amount equal to the Pro Rata Performance Amount (if any), plus (D) an amount in cash, without interest, equal to the product of (x) the Pro Rata Share multiplied by (y) any proceeds or distributions of the Escrow Amount (if, when and to the extent distributed to the Participating Holders pursuant to the terms herein), plus (E) an amount in cash, without interest, equal to the product of (x) the Pro Rata Share multiplied by (y) the Post-Closing Adjustment (if, when and to the extent distributed to the Participating Holders pursuant to the terms herein); provided, however, that, notwithstanding anything in this Agreement to the contrary, upon allocation of Merger Consideration (including, for the avoidance of doubt, the Pro Rata Share of the Escrow Amount and Post-Closing Adjustment, as applicable, initially allocable to each share of Series A Preferred Stock, whether or not actually distributed to the Participating Holders) in the aggregate equal to $21.00 per share of Series A Preferred Stock, no holder of shares of Series A Preferred Stock may receive any further distributions of Merger Consideration in respect of such shares; provided, further, that any funds that remain undistributed following application of the immediately preceding proviso (the “Series A Overflow Funds” and together with the Warrant Overflow Funds, the “Overflow Funds”) shall be distributed in accordance with Section 1.6(b)(ii) below.

(ii)           each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock to be canceled pursuant to Section 1.6(b)(iii) and any Dissenting Shares as defined in and to the extent provided in Section 1.16) shall be canceled and converted automatically into the right to receive: (A) an amount in cash, without interest, equal to the Common Per Share Closing Amount, plus (B) the contingent right to receive, in accordance with Section 1.7 hereof, an amount equal to the Pro Rata Initial Order Cash Consideration (if any), plus (C) the contingent right to receive, in accordance with Section 1.8 hereof, an amount equal to the Pro Rata Performance Amount (if any), plus (D) an amount in cash, without interest, equal to the product of (x) the Pro Rata Share multiplied by (y) any proceeds or distributions of the

Escrow Amount (if, when and to the extent distributed to the Stockholders pursuant to the terms herein), plus (E) an amount in cash, without interest, equal to the product of (x) the Pro Rata Share multiplied by (y) the Post-Closing Adjustment (if, when and to the extent distributed to the Participating Holders pursuant to the terms herein), plus (F) an amount in cash, without interest, equal to the product of (x) the Capped Pro Rata Share multiplied by (y) the amount of the Overflow Funds;

(iii)                               each share of Company Stock, if any, held by the Company as treasury stock immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof, and no payment or distribution shall be made with respect thereto;

(iv)                              each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation, and all of such shares, as converted, shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation; and

(v)                                 each share certificate of Merger Sub evidencing ownership of any shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation; and

(vi)                              each share of Company Stock converted pursuant to clauses (i) and (ii) of this Section 1.6(b) shall automatically cease to be outstanding and shall be canceled and retired and shall cease to exist and each holder of a certificate representing any such share of Company Stock shall cease to have any rights with respect thereto, except the right to receive such holder’s respective portion of the Merger Consideration and all payments pursuant to this Section 1.6 shall be made in accordance with the Certificate of Incorporation.

1.7                               Initial Order Cash Consideration.

(a)                                 Subject to the terms and conditions of this Agreement, each Participating Holder shall be eligible to receive Initial Order Cash Consideration (as defined below), if and only to the extent earned, as set out in this Section 1.7.

(b)                                 Subject to Section 1.7(c), the amount of the Initial Order Cash Consideration that may become payable shall be equal to (i) Five Million Dollars ($5,000,000), upon receipt by the Company, Parent or any of their respective Affiliates of the first Purchase Order on or before December 31, 2013 for a single-chamber pilot 6G/H tool; provided that such portion of Initial Order Cash Consideration shall be payable on the Closing Date if such Purchase Order is received by the Company prior to the Closing Date, (ii) Seventeen Million Five Hundred Thousand Dollars ($17,500,000), upon receipt by the Company, Parent or any of their respective Affiliates of one or more Purchase Orders (for the avoidance of doubt, not to include the single-chamber pilot 6G/H tool that would qualify for payment under Section 1.7(b)(i) hereof) on or before March 31, 2014 for an aggregate of five (5) production chambers, and (iii) Seventeen Million Five Hundred Thousand Dollars ($17,500,000), upon receipt of one or more Purchase Orders on or before March 31, 2014 for an aggregate of five (5) production chambers in addition to those production chambers described in Section 1.7(b)(ii) (each such amounts, if any, the “Initial Order Cash Consideration”).  Notwithstanding the foregoing, each payment of Initial Order Cash Consideration shall be reduced by an amount equal to the aggregate Purchase Order Bonus Amount (as defined in the Retention Plan) payable in connection with such payment to all Participants pursuant to the Retention Plan.

(c)                                  If any Purchase Order referenced in Section 1.7(b):

(i)                                     provides for a prepayment or a deposit by the Person submitting such Purchase Order of an amount greater than or equal to thirty percent (30%) of the aggregate amount payable to the Company, Parent or any of their respective Affiliates in respect of the chambers specified in such Purchase Order, Parent shall distribute to the Payments Administrator for further distribution to the Participating Holders the applicable Initial Order Cash Consideration payable by Parent in respect of such Purchase Order in accordance with Section 1.7(d) no later than five (5) business days after receipt by the Company, Parent or any of their respective Affiliates of such Purchase Order; or

(ii)                                  provides for no prepayment or deposit or a prepayment or deposit by the Person submitting such Purchase Order of an amount less than thirty percent (30%) of the aggregate amount payable to the Company, Parent or any of their respective Affiliates in respect of the chambers specified in such Purchase Order, Parent shall distribute to the Payments Administrator for further distribution to the Participating Holders the applicable Initial Order Cash Consideration payable by Parent in respect of such Purchase Order in accordance with Section 1.7(d) no later than five (5) business days after the Company, Parent or any of their respective Affiliates is permitted under the terms of such Purchase Order to submit an invoice with respect to the shipment in full to the customer of the chambers specified in such Purchase Order.

(d)                                 Within five (5) business days after receipt of such Purchase Order or ability to submit an invoice with respect to such Purchase Order, as applicable, in each case, subject to the payment provisions in Section 1.9, Parent shall deposit, in each case in accordance with an Allocation Certificate received by Parent with respect to such payment, (i) with the Payments Administrator an amount of cash equal to the portion of the Initial Order Cash Consideration payable to Participating Holders for whom the payment of such Initial Order Cash Consideration is not subject to wage or payroll tax withholding; and (ii) with the Surviving Corporation’s (or other Affiliate’s) payroll agent an amount of cash equal to the Initial Order Cash Consideration payable to the Participants and to Participating Holders for whom the payment of Initial Order Cash Consideration is subject to wage or payroll tax withholding; provided, that to the extent any such payment of Initial Order Cash Consideration is payable on the Closing Date pursuant to Section 1.7(b), Parent shall make such payments directly to the Participating Holders in accordance with an Allocation Certificate to be provided by the Company to Parent (with a copy to the Stockholders’ Representative).

1.8                               Performance Payment.

(a)                                 Subject to the terms and conditions of this Agreement, each Participating Holder shall be eligible to receive Performance Payment (as defined below), if and only to the extent earned, as set out in this Section 1.8.

(b)                                 The amount of the Performance Payment that may become payable shall be equal to the sum of (i) “Earn-Out Cash Consideration” calculated as follows: (A) the amount, if any, by which the Company Revenue for the twelve month period beginning January 1, 2014 and ending December 31, 2014 (the “Performance Period”) exceeds Seventy Five Million Dollars ($75,000,000) multiplied by (B) the Applicable Percentage, provided, however, that in no event shall the Earn-Out Cash Consideration be greater than Sixty Five Million Dollars ($65,000,000), plus (ii) “Bonus Earn-Out Cash Consideration” in the amount of an additional Ten Million Dollars ($10,000,000), only if Company Revenue during the Performance Period exceeds Two Hundred Million ($200,000,000) (any amount of Bonus Earn-Out Cash Consideration and Earn-Out Cash Consideration, together, the “Performance Payment”). Notwithstanding the foregoing, the Performance Payment shall be reduced by an amount equal to the aggregate Earn-Out Bonus Amount (as defined in the Retention Plan) payable to all Participants pursuant to the Retention Plan.

(c)                                  Definitions:

(i)                                     The “Applicable Percentage” shall be equal to (A) 0% if the Company Gross Margin for the Performance Period is less than or equal to 31.0%, (B) 100% if the Company Gross Margin for the Performance Period is greater than or equal to 36.0%, and (C) for all values of the Company Gross Margin for the Performance Period greater than 31.0% and less than 36.0%, the quotient obtained by dividing (1) the difference between the Company Gross Margin for the Performance Period and 31.0% by (2) 5%.

(ii)                                  “Company Gross Margin” shall mean Company Revenue less cost of goods sold (defined as materials, warranty expense, test, installation and direct manufacturing costs (excluding non-direct allocated charges)). For the avoidance of doubt, cost of goods sold for purposes of determining Company Gross Margin shall include the allocation of Parent-supplied resources working directly with the divisional management.

(iii)                               “Company Revenue” shall mean revenue calculated in accordance with Parent’s revenue recognition policy (as reported in Parent’s 10K filed with the Securities and Exchange Commission on February 22, 2012), plus any deferred revenue as of December 31, 2014 for shipments that were made and invoiced in calendar year 2014 in accordance with the terms of the purchase orders evidencing such shipments.

(d)                                 Beginning with the calendar quarter ending March 31, 2014 through the calendar quarter ending September 30, 2014, within thirty (30) days following the end of each quarter Parent shall provide to the Stockholders’ Representative quarterly written reports indicating the Company Gross Margin and the Company Revenue for such quarter (the “Quarterly Reports”).  Within thirty (30) days after receipt of a Quarterly Report, if the Stockholders’ Representative requests a meeting with representatives of Parent to discuss such report, Parent shall make available for such a meeting those of its executive officers who are responsible for the applicable activities set forth in such Quarterly Report.  On or before February 15, 2015, the Parent shall cause to be prepared a statement (the “Performance Statement”) that shall set forth the amount of the Performance Payment, if any, and the calculation thereof, including the Company Gross Margin and the Company Revenue, in each case for the Performance Period, and shall deliver such Performance Statement to the Stockholders’ Representative.

(e)                                  If the Stockholders’ Representative disputes any amount set forth in the Performance Statement, the Stockholders’ Representative will notify Parent in writing of any disagreement the Stockholders’ Representative has with the Performance Statement within thirty (30) days of receipt of the Performance Statement.  Any such notification shall specify in reasonable detail those items, components, amounts or calculations as to which the Stockholders’ Representative disagrees.  In the event that the Stockholders’ Representative does not notify Parent of such disagreement during such thirty (30) day period or if Parent receives a written notice from the Stockholders’ Representative irrevocably accepting the calculation of the Performance Payment set forth in the Performance Statement, the Performance Statement shall be deemed accepted by the Stockholders’ Representative and shall be final and binding on all Parties and the Participating Holders shall have no further rights to disagree therewith, and within five (5) business days after such acceptance, subject to the payment provisions in Section 1.9 in the case of payments to holders of Company Options, Parent shall deposit by wire transfer in immediately available funds, pursuant to an Allocation Certificate received by Parent with respect to such payment: (i) with the Payments Administrator an amount of cash equal to the portion of the Performance Payment payable to Participating Holders for whom the payment of the Performance Payment is not subject to wage or payroll tax withholding; and (ii) with the Surviving Corporation’s (or other Affiliate’s) payroll agent an amount of cash equal to the portion of the Performance Payment payable to the Participants and to Participating Holders for whom the payment of the Performance Payment is subject to wage or payroll tax withholding.

(f)                                   In the event that the Stockholders’ Representative shall notify Parent of any disagreement the Stockholders’ Representative has with the Performance Statement pursuant to Section 1.8(e), then within a further period of ten (10) days from the date Parent receives such dispute notice from the Stockholders’ Representative, the Parties will attempt to resolve in good faith any disputed items and such resolution and any required adjustments resulting therefrom shall be final and binding on the Parties.  In the event that Parent and the Stockholders’ Representative shall be unable to agree upon a joint determination of the Performance Statement within ten (10) days from the date Parent receives such dispute notice from the Stockholders’ Representative, then within five (5) days after the expiration of such ten (10) day period, Parent and the Stockholders’ Representative shall submit the dispute to the Accounting Firm.  Parent and the Stockholders’ Representative shall request that the Accounting Firm render its determination prior to the expiration of thirty (30) days after the dispute is submitted to it, and such determination and any required adjustments resulting therefrom shall be final and binding on all the Parties hereto.  The Accounting Firm shall be acting as an arbitrator and not as an auditor and shall decide only those issues as to which the Parties are not in agreement.  The fees and expenses of the Accounting Firm shall be allocated to be paid by Parent and/or the Stockholders’ Representative (on behalf of the Participating Holders), respectively, based upon the percentage which the portion of the total amount contested and not awarded to such party bears to the total amount contested, as determined by the Accounting Firm.

(g)                                  Parent shall maintain a system of accounting records which allows Parent to calculate Company Gross Margin and Company Revenue and notwithstanding any integration of the Company’s operations with and into Parent, its current and/or future Affiliates and their respective operations or any reorganization or other transaction or series of transactions effected by Parent after the Closing.  Nothing in this Agreement creates a fiduciary duty on the part of Parent or any of Parent’s Affiliates to any Stockholder in respect of the Performance Payment.

(h)                                 From the Closing Date until December 31, 2014, Parent shall, and shall cause the Surviving Corporation and their respective Affiliates (i) not to remove Key Employees from the Surviving Corporation (except in the case of a termination for Cause), (ii) not to impose allocated corporate spend (provided however, this shall not prohibit charges for the actual expenses of Parent-supplied resources working directly with the divisional management) and (iii) operate the Surviving Corporation in a commercially reasonable manner and shall not take any action to intentionally reduce or hinder the achievement of any Initial Order Cash Consideration or Performance Payment.

(i)                                     Notwithstanding anything to the contrary in this Agreement, in the event that on or prior to December 31, 2014, (i) a Change of Control of Parent or the Surviving Corporation occurs; (ii) Parent or the Surviving Corporation commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, or other relief under state or federal bankruptcy laws (a “Bankruptcy Proceeding”); (iii) a Bankruptcy Proceeding is commenced against Parent or the Surviving Corporation, or a receiver or trustee is appointed for Parent or the Surviving Corporation or a substantial part of their respective property, and such proceeding or appointment is not dismissed or discharged within sixty (60) days after its commencement; (iv) Parent or the Surviving Corporation is unable to, or admits in writing its inability to, pay its debts when they become due; (v) Parent or the Surviving Corporation makes an assignment for the benefit of creditors, or petitions or applies to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial portion of its assets or has a receiver, custodian or trustee appointed for all or a substantial portion of its assets, or (vi) Parent or the Surviving Corporation takes any action effectuating, approving or consenting to any of the foregoing, then in each case, 100% of the unpaid Initial Order Cash Consideration and Performance Payments shall become due and payable immediately upon the occurrence of any such event, to the extent not previously paid.  “Change of Control” shall mean (i) a merger or consolidation of Parent or the Surviving Corporation into or with any Person in a transaction or series of related transactions that results in more than 50% of the voting securities of Parent, the Surviving Corporation or the surviving, resulting or parent entity in such transaction or series of related transactions that are outstanding immediately after the consummation thereof being beneficially owned by Persons other than those Persons that (individually or collectively) beneficially owned such voting securities of Parent or the Surviving Corporation, as applicable, immediately prior to the consummation thereof; or (ii) a sale or other disposition of a material amount of the assets or voting securities of Parent or the Surviving Corporation.

1.9                               Stock Options and Restricted Shares.

(a)                                 The Company shall take all actions necessary to provide that at the Effective Time each Company Option that has vested prior to Closing or that will vest in connection with Closing and that is outstanding, unexercised and unexpired immediately prior to the Effective Time shall be cancelled and converted into and represent the right to receive: (A) an amount in cash, without interest, equal to the Common Per Share Closing Amount, minus the exercise price per share attributable to such Company Option, plus (B) the contingent right to receive, in accordance with Section 1.7 hereof, an amount equal to the Pro Rata Initial Order Cash Consideration (if any), plus (C) the contingent right to receive, in accordance with Section 1.8 hereof, an amount equal to the Pro Rata Performance Amount (if any) plus (D) an amount in cash, without interest, equal to the product of (x) the Pro Rata Share multiplied by (y) any proceeds or distributions of the Escrow Amount (if, when and to the extent distributed to the Participating Holders pursuant to the terms herein), plus (E) an amount in cash, without interest, equal to the product of (x) the Pro Rata Share multiplied by (y) the Post-Closing Adjustment (if, when and to the extent distributed to the Participating Holders pursuant to the terms herein), plus (F) an amount in cash, without interest, equal to the product of (x) the Capped Pro Rata Share multiplied by (y) the amount of the Overflow Funds; provided, that,  if the exercise price per share attributable to such Company Option is equal to or greater than the maximum amount that could be paid pursuant to (A), (B), (C) and (D) above with respect to such Company Option, such Company Option shall be canceled without any cash payment being made in respect thereof and without any right to receive any payment pursuant to clauses (B), (C) or (D) above.  All payments made pursuant to clauses (B), (C), (D), (E) or (F) above will be made in compliance with Section 409A of the Code.

(b)                                 At the Effective Time, all restrictions with respect to Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (the “Restricted Shares”) shall lapse and the Restricted Shares shall be fully vested automatically and without any action on the part of the holder thereof, and the holder thereof shall be treated as a holder of Company Common Stock for purposes of this Agreement, including Section 1.6.

(c)                                  At the Effective Time, all Company Options and Restricted Shares, whether or not vested or exercisable, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option and Restricted Share shall cease to have any rights with respect thereto, except the right to receive the consideration specified in this Section 1.9.

(d)                                 Prior to the Effective Time, the Company will take all action necessary to effect the provisions of this Section 1.9, including, but not limited to, adopting all resolutions, giving all notices, obtaining consents from each holder of Company Options and Restricted Shares and taking any other actions which are necessary or appropriate to effectuate the transactions contemplated by this Section 1.9.  Any notices, consents or other communications to holders of Company Options and Restricted Shares will be subject to the review and approval of Parent.  Any amount paid pursuant to this Section 1.9 shall be subject to any applicable Taxes required to be withheld with respect to such payment, and any such payments to employees or former employees of the Company or any of the Company’s Subsidiaries that constitute “wages” or other compensation for services for which any Tax withholding is required shall be processed through the Company’s or such Subsidiary’s payroll processing service or system.

1.10                        Warrants.  The Company shall take all actions necessary to provide that at the Effective Time each Series A Warrant that is outstanding, unexercised and unexpired immediately prior to the Effective Time, shall be accelerated in full, cancelled and converted into and represent the right to receive (A) an amount in cash, without interest, equal to the Series A Per Share Closing Amount, minus the exercise price per share attributable to such Series A Warrant, plus (B) the contingent right to receive, in accordance with Section 1.7 hereof, an amount equal to the Pro Rata Initial Order Cash Consideration (if any), plus (C) the contingent right to receive, in accordance with Section 1.8 hereof, an amount equal to the Pro Rata Performance Amount (if any), plus (D) an amount in cash, without interest, equal to the product of (x) the Pro Rata Share multiplied by (y) any proceeds or distributions of the Escrow Amount (if, when and to the extent distributed to the Participating Holders pursuant to the terms herein), plus (E) an amount in cash, without interest, equal to the product of (x) the Pro Rata Share multiplied by (y) the Post-Closing Adjustment (if, when and to the extent distributed to the Participating Holders pursuant to the terms herein); provided, however, that, notwithstanding anything in this Agreement to the contrary, upon allocation of Merger Consideration (including, for the avoidance of doubt, the Pro Rata Share of the Escrow Amount and the Post-Closing Adjustment, as applicable, initially allocable to each share of Series A Preferred Stock for which such Series A Warrant shall be deemed to be exercised, whether or not actually distributed to the Participating Holders) in the aggregate equal to $21.00 per share of Series A Preferred Stock for which such Series A Warrant shall be deemed to be exercised, no holder of shares of Series A Preferred Stock may receive any further distributions in respect of such shares (the “Warrant Overflow Funds”); provided, further, that any Warrant Overflow Funds resulting from the application of the immediately preceding proviso shall be distributed in accordance with Section 1.6(b)(ii) above.  Any amount paid pursuant to this Section 1.10 in respect of Series A Warrants shall be subject to any applicable Taxes required to be withheld with respect to such payment.

1.11                        Escrow.

(a)                                 On or prior to the Closing Date, the Stockholders’ Representative, the Parent and Branch Banking and Trust Company (the “Escrow Agent”) shall enter into an escrow agreement in substantially the form attached hereto as Exhibit D (the “Escrow Agreement”).

(b)                                 Parent shall withhold Seven Million Dollars ($7,000,000) (the “Initial Escrow Amount”) from the Merger Consideration to be paid at Closing and deposit such amount into escrow pursuant to the terms of the Escrow Agreement.

(c)                                  Parent shall withhold an amount up to ten percent (10%) of any Initial Order Cash Consideration or Performance Payment that may become payable (the “Additional Escrowed Funds”) and deposit such amounts in to escrow pursuant to the terms of the Escrow Agreement such that, when added to the Initial Escrow Amount, such amounts bring the total funds deposited into escrow to a total of Nine Million Two Hundred Fifty Thousand Dollars ($9,250,000) (the “Escrow Amount”).

(d)                                 The Escrow Amount shall be deposited in an interest-bearing escrow account, pursuant to the terms of the Escrow Agreement.  Pursuant to and subject to the terms and conditions of the Escrow Agreement, the Escrow Amount shall be held in escrow until receipt by the Escrow Agent of joint written instructions from the Parent and the Stockholders’ Representative (directing the Escrow Agent to release funds either to Parent or to the Payments Administrator for further distribution to the Participating Holders) or as otherwise provided in the Escrow Agreement.  Pursuant to and subject to the terms and conditions of the Escrow Agreement, the Escrow Amount shall be held in escrow until the date that is twelve (12) months after the Closing Date.

(e)                                  Notwithstanding any provisions of this Agreement to the contrary, (i) the Parent shall be treated for income Tax purposes as the beneficial owner of the Escrow Amount and all earnings thereon until such time as any such funds are distributed pursuant to the Escrow Agreement, and (ii) until distributed, such funds shall secure the payment of (a) the purchase price adjustments, if any, pursuant to Section 1.12 and (b) the indemnity obligations of the Participating Holders pursuant to ARTICLE IX.

1.12                        Adjustments to Merger Consideration.

(a)                                 At least three (3) business days prior to the Closing, the Company shall deliver to Parent: (i) the Estimated Balance Sheet; and (ii) the Statement of Estimated Closing Liabilities.

(b)                                 No later than three (3) days prior to the Closing Date, the Company shall provide to Parent (with a copy to the Stockholders’ Representative) the following information as of immediately prior to the Effective Time: (i) the names, addresses of each holder (each a “Holder”) of Company Stock, Company Options or Series A Warrants, (ii) the type and number of shares of Company Stock held by each such Holder, (iii) the number of Company Options held by each such Holder, (iv) the number of Company Stock subject to each Series A Warrant held by each such Holder and (v) such other information Parent may reasonably request.  No later than two (2) business days prior to the Closing, Parent and the Company shall agree upon a flow of funds memorandum (and provide a copy thereof to the Stockholders’ Representative) which shall set forth all payments required to be made by or on behalf of all Parties at the Closing (which shall include, without limitation, provision for the payment of any Indebtedness and any Non-Ordinary Course Liabilities), including for each such payment an identification of the payor, the payee, the amount and the wire transfer information.

1.13                        Post-Closing Adjustment.

(a)                                 Within thirty (30) days following the Closing Date, Parent shall furnish the Stockholders’ Representative with the Final Balance Sheet and the Statement of Closing Liabilities.

(b)                                 The Stockholders’ Representative shall have a period of twenty (20) days after receipt of the Final Balance Sheet to notify Parent of its election to review, at the expense of the Participating Holders, the computations set forth in the Final Balance Sheet and the Statement of Closing Liabilities.  Prior to the end of such twenty (20) day period, the Stockholders’ Representative shall notify Parent in writing of any disagreement the Stockholders’ Representative has with the Final Balance Sheet or the Statement of Closing Liabilities (a “Notice”).  Any such Notice shall specify in reasonable detail those items, components, amounts or calculations as to which the Stockholders’ Representative disagrees, the Stockholders’ Representative’s alternative items, components, amounts or calculations and the basis therefor, and attach any relevant supporting documentation.  In the event a Notice is not provided to Parent by the Stockholders’ Representative during such twenty (20) day period, the Final Balance Sheet and the Statement of Closing Liabilities, and the Post-Closing Adjustment resulting therefrom, shall be deemed accepted by the Stockholders’ Representative and final and binding on the Parties hereto and the Participating Holders shall have no further right to disagree therewith.  In the event that the Stockholders’ Representative shall provide a timely and valid Notice to Parent during such twenty (20) day period, Parent and the Stockholders’ Representative shall promptly (and in any event within thirty (30) days following the date upon which the Stockholders’ Representative delivers such Notice), attempt to make a joint determination of the Post-Closing Adjustments and such determination and any required adjustments resulting therefrom shall be final and binding on the Parties hereto.

(c)                                  In the event the Stockholders’ Representative and Parent shall be unable to agree upon a joint determination of the Post-Closing Adjustments within thirty (30) days after delivery by the Stockholders’ Representative of the Notice (or any mutually agreed upon extension of such period), then Parent and the Stockholders’ Representative shall promptly submit the dispute to the Accounting Firm to make a final and binding determination of only those items, components, amounts or calculations of Merger Consideration, Final Net Working Capital and Final Closing Liabilities as to which the Stockholders’ Representative has disagreed in the Notice validly and timely delivered and continues to disagree.  The Accounting Firm shall not assign a value to any item greater than the greatest value for such item claimed by Parent on the Final Balance Sheet or the Stockholders’ Representative on the Notice, or less than the smallest value for such item claimed by Parent on the Final Balance Sheet or the Stockholders’ Representative on the Notice.  The Accounting Firm shall be acting as an arbitrator and not as an auditor and shall decide only those issues as to which the Parties are not in agreement.  Parent and the Stockholders’ Representative shall request that the Accounting Firm render its determination prior to the expiration of thirty (30) days after the dispute is submitted and such determination and any required adjustments resulting therefrom shall be final and binding on all the Parties hereto.  The fees and expenses of the Accounting Firm shall be allocated to be paid by Parent and/or the Stockholders’ Representative (on behalf of the Participating Holders), respectively, based upon the percentage which the portion of the total amount contested and not awarded to such party bears to the total amount contested, as determined by the Accounting Firm.

(d)                                 If the Final Net Working Capital as finally determined in accordance with the provisions of this Section 1.13 is less than the Estimated Net Working Capital, then Parent shall have the right to offset the amount thereof against any portion of the Merger Consideration owed to the Participating Holders (as an adjustment to the Merger Consideration), including, without limitation, the Escrow Amount, and any interest accrued thereon.  If the Final Net Working Capital as finally determined in accordance with the provisions of this Section 1.13 is greater than the Estimated Net Working Capital, within five (5) business days after such determination, subject to the payment provisions in Section 1.9 in the case of payments to holders of Company Options, Parent shall deposit by wire transfer in immediately available funds, pursuant to an Allocation Certificate received by Parent with respect to such payment: (i) with the Payments Administrator an amount of cash equal to the portion of the amount thereof payable to Participating Holders for whom the payment of such amount is not subject to wage or payroll tax withholding; and (ii) with the Surviving Corporation’s (or other Affiliate’s) payroll agent an amount of cash equal to the portion of the amount thereof payable to the Participating Holders for whom such payment is subject to wage or payroll tax withholding.

(e)                                  If the Indebtedness and/or the Non-Ordinary Course Liabilities determined pursuant to this Section 1.13 exceed the Indebtedness and/or the Non-Ordinary Course Liabilities, respectively, set forth on the Estimated Closing Balance Sheet, then Parent shall have the right to offset the amount thereof against any portion of the Merger Consideration owed to the Participating Holders (as an adjustment to the Merger Consideration), including, without limitation, the Escrow Amount, and any interest accrued thereon.  If the Indebtedness and/or the Non-Ordinary Course Liabilities determined pursuant to this Section 1.13 are less than the Indebtedness and/or the Non-Ordinary Course Liabilities, respectively, set forth on the Estimated Closing Balance Sheet, within five (5) business days after such determination, subject to the payment provisions in Section 1.9 in the case of payments to holders of Company Options, Parent shall deposit by wire transfer in immediately available funds, pursuant to an Allocation Certificate received by Parent with respect to such payment: (i) with the Payments Administrator an amount of cash equal to the portion of the amount of such surplus payable to Participating Holders for whom the payment of such amount is not subject to wage or payroll tax withholding; and (ii) with the Surviving Corporation’s (or other Affiliate’s) payroll agent an amount of cash equal to the portion of such surplus payable to the Participating Holders for whom such payment is subject to wage or payroll tax withholding.

(f)                                   Parent and the Stockholders’ Representative shall effect the net result of the adjustments described in Sections 1.13(d) and (e), which shall be referred to collectively as the “Post-Closing Adjustment.”

1.14                        Surrender of Certificates.

(a)                                 Exchange Procedures.  If (i) at least three (3) business days prior to the Closing Date Parent has received the following from any Participating Holder:  (x) a photocopy or facsimile of each certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Stock to be exchanged pursuant to Section 1.6 (the “Certificates”) held by such Participating Holder, if any, (y) a photocopy or facsimile of a letter of transmittal in the form attached hereto as Exhibit E (the “Letter of Transmittal”), duly completed and validly executed in accordance with the instructions thereto, and (z) a photocopy or facsimile of such other documents as may be reasonably required pursuant to the instructions set forth in the Letter of Transmittal, and (ii) in connection with the Closing, Parent receives an original Certificate or Certificates held by such Participating Holder, if any, a duly executed Letter of Transmittal, and such other documents as may be reasonably required pursuant to the instructions in the Letter of Transmittal, then on the Closing Date in accordance with such Letter of Transmittal, Parent shall deliver: (x) to any such Participating Holder for whom the payment of Merger Consideration is not subject to wage or payroll tax withholding in exchange therefor the applicable the Merger Consideration payable at Closing in accordance with the terms hereof; and (y) to the Surviving Corporation’s (or other Affiliate’s) payroll agent an amount of cash equal to the portion of applicable Merger Consideration payable at the Closing to the Participating Holders for whom such payment is subject to wage or payroll tax withholding, and any Certificate so surrendered shall forthwith be canceled.  If Parent has received such materials from any such Participating Holder later than three (3) business days prior to the Closing Date, then Parent shall deliver to such Participating Holder in exchange therefor the applicable Merger Consideration no later than three (3) business days after such receipt or three (3) business days after the date on which such Merger Consideration is otherwise due hereunder in accordance with the terms hereof, whichever is later.  No interest shall be paid or accrued on any Merger Consideration.  Until so surrendered, each Certificate shall, after the Effective Time, represent for all purposes only the right to receive the applicable Merger Consideration in respect of the shares of Company Stock represented by such Certificate.  Any Participating Holder who has not complied with this Agreement shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) only as a general creditor thereof with respect to the applicable Merger Consideration payable in respect of such shares of Company Stock, without any interest thereon. Parent shall provide the Stockholders’ Representative and the Payments Administrator upon reasonable request with (i) a list (updated prior to each post-closing payment) of all Participating Holders that have properly presented all of the above-required transmittal information and documents and are eligible to receive Merger Consideration and (ii) copies of all such transmittal documents (including payment information) and tax documents in Parent’s possession.

(b)                                 No Liability.  Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub or the Surviving Corporation shall be liable to a holder of a Certificate for any applicable Merger Consideration or any other amount due that was properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(c)                                  Withholding of Tax.  Parent, the Company, the Payments Administrator and the Escrow Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Participating Holder such amounts as are reasonably determined by Parent, the Company or the Payments Administrator to be required to be deducted and withheld with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. Tax Law.  To the extent that amounts are so withheld and remitted to the appropriate Taxing Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Participating Holder in respect of whom such deduction, withholding and remittance were made.  Parent and the Escrow Agent will use commercially reasonable efforts to reduce or eliminate any required backup withholding under Section 3406 of the Code by requesting Form W-9 or the appropriate series of Form W-8, as applicable from the Participating Holders, and shall provide copies of such documents to the Payments Administrator upon reasonable request.

(d)                                 Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the holder of such lost, stolen or destroyed Certificates to indemnify and hold harmless Parent from and against any losses in connection therewith (but, for the avoidance of doubt, may not require a bond).

1.15                        No Further Ownership Rights in Company Stock.  The applicable portion of Merger Consideration issued upon the surrender for exchange of Company Stock in accordance with the terms of this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock.  At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration or transfers of shares of Company Stock on the records of the Surviving Corporation.

1.16                        Dissenting Shares.  Any holder of shares of Company Stock issued and outstanding immediately prior to the Effective Time with respect to which dissenters’ rights, if any, are available by reason of the Merger pursuant to the applicable provisions of the DGCL who has not voted in favor of the Merger or consented thereto in writing and who complies with the applicable provisions of the DGCL (“Dissenting Shares”) shall not be entitled to receive any portion of the Merger Consideration pursuant to this Article I, unless such holder fails to perfect, effectively withdraws or loses its dissenters’ rights under the DGCL. Such holder shall be entitled to receive only such rights as are granted under the applicable provisions of the DGCL. If any such holder fails to perfect, effectively withdraws or loses such dissenters’ rights under the DGCL, such Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration to which such shares of Company Stock are entitled pursuant to this Article I, without interest. The Company shall give Parent prompt notice of any demands for appraisal pursuant to the applicable provisions of the DGCL received by the Company, withdrawals of any such demands and any other documents or instruments received by the Company in connection therewith. Parent shall have the right to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.  Any payments made with respect to Dissenting Shares shall be made solely by the Surviving Corporation, and no funds or other property have been or shall be provided by Parent, Merger Sub or any of Parent’s Affiliates for such payment.

1.17                        Further Action.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Merger Sub, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its rights, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE II
CLOSING

2.1                               Time and Place of the Closing.  The Closing shall take place by remote exchange of documents, unless another method or place is agreed to in writing by the Parties, as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles VII and VIII hereof and in any event within three (3) business days thereafter (but no earlier than October 1, 2013), or on such other date as Parent, Merger Sub and the Company may mutually determine.

2.2                               Deliveries.  At the time of the Closing, (i) the Company will deliver to Parent the various certificates, instruments, and documents referred to in Section 6.11 below, and (ii) Parent and the Merger Sub will deliver to the Company the certificates, instruments and documents referred to in Section 7.4 below.

2.3                               Stockholders’ Representative.

(a)                                 Each Participating Holder, by virtue of the adoption of this Agreement and approval of the Merger by the Participating Holders (regardless of whether or not all Participating Holders vote in favor of or consent to the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby, and regardless of whether at a meeting or in an action by written consent in lieu thereof), designates Shareholder Representative Services LLC (the “Stockholders’ Representative”) as his, her or its representative for purposes of this Agreement.  The Participating Holders and their respective successors shall be deemed to have approved, and shall be bound by, any and all actions taken by the Stockholders’ Representative on their behalf under or otherwise relating to this Agreement and the other documents contemplated hereby and the transactions contemplated hereunder and thereunder as if such actions were expressly ratified and confirmed by each of them in writing.  In the event any Stockholders’ Representative is unable or unwilling to serve or shall resign, a successor Stockholders’ Representative shall be selected by the holders of a majority of the shares of Company Common Stock outstanding immediately prior to the Closing.  A Stockholders’ Representative may not resign, except upon 30 days prior written notice to Parent and Merger Sub.  In the event of a notice of proposed resignation, or any death, disability or other replacement of a Stockholders’ Representative, a successor shall be appointed effective immediately thereafter (and, in the case of a death of a Stockholders’ Representative, the successor shall be deemed to be the executor or other representative of such Stockholders’ Representative’s estate) and Parent and Merger Sub shall be notified promptly of such appointment by the successor Stockholders’ Representative.  No replacement of any Stockholders’ Representative shall be effective against Parent or Merger Sub until (i) the proposed successor Stockholders’ Representative assumes in writing all obligations of the original Stockholders’ Representative under this Agreement and (ii) Parent and Merger Sub have consented to the proposed successor Stockholders’ Representative (such consent not to be unreasonably withheld or delayed).  Each successor Stockholders’ Representative shall have all the power, rights, authority and privileges hereby conferred upon the original Stockholders’ Representative.

(b)                                 Parent and Merger Sub shall be entitled to rely upon any actions, communication or writings taken, given or executed by the Stockholders’ Representative on behalf of the Participating Holders.  After the Closing, all communications or writings to be sent to the Participating Holders pursuant to this Agreement may be addressed to the Stockholders’ Representative and any communication or writing so sent shall be deemed notice to all of the Stockholders hereunder.  The adoption and approval of this Agreement by the holders of the Company Stock shall constitute the consent and agreement of each of the Stockholders that the Stockholders’ Representative is authorized to accept deliveries, including any notice, on behalf of each holder of Company Stock pursuant hereto.

(c)                                  The Stockholders’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Participating Holder, with full power of substitution in such holder’s name and on such holder’s behalf to act according to the terms of this Agreement and the other documents contemplated hereby in the absolute discretion of the Stockholders’ Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions, notices and other instruments contemplated by or deemed advisable in connection with this Agreement and the other documents contemplated hereby, including without limitation Article IX hereof.  This power of attorney and all authority hereby conferred is granted in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Participating Holder or operation of law, whether by such holder’s death or disability or by any other event.

(d)                                 The Stockholders’ Representative hereby agrees to serve as the Stockholders’ Representative in accordance with the applicable terms hereof and to be bound by such terms.

(e)                                  The Stockholders’ Representative will incur no liability of any kind with respect to any action or omission by the Stockholders’ Representative in connection with the Stockholders’ Representative’s services pursuant to this Agreement, the Escrow Agreement and that certain Acquiom M&A Payments Agreement (the “Acquiom Payments Agreement”) to be entered into at or prior to Closing by and among Acquiom Administration LLC (the “Payments Administrator”), the Stockholders’ Representative and the Company, except in the event of liability directly resulting from the Stockholders’ Representative’s gross negligence or willful misconduct. The Participating Holders will severally (based on each Participating Holder’s Pro Rata Proportion but not jointly indemnify, defend and hold harmless the Stockholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholders’ Representative’s execution and performance of this Agreement, the Escrow Agreement and the Acquiom Payments Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Participating Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholders’ Representative by the Participating Holders, any such Representative Losses may be recovered by the Stockholders’ Representative (i) first, from the funds in the Expense Fund, (ii) second, solely to the extent the remaining funds available to the Stockholders’ Representative in the Expense Fund are insufficient, from either (A) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Participating Holders or (B) any future contingent consideration at such time as any such amounts would otherwise be distributable to the Participating Holders, and (iii) third, solely to the extent the remaining funds in the Expense Fund are insufficient and there are insufficient funds immediately available to the Stockholders’ Representative from the Escrow Fund and/or contingent consideration, from the Participating Holders directly; provided, that while this section allows the Stockholders’ Representative to be paid from the Expense Fund, the Escrow Fund and any other future contingent consideration, this does not (i) require the Stockholders’ Representative to wait for future releases of funds from the Escrow Fund or future payments of contingent consideration before recovering directly from the Participating Holders, (ii) relieve the Participating Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, or (iii)  prevent the

Stockholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholders’ Representative be required to advance its own funds on behalf of the Participating Holders or otherwise. The Participating Holders acknowledge and agree that the limitations set forth in Section 9.5 are not applicable to the indemnification provided in this Section 2.3(e), and that the foregoing indemnities will survive the resignation or removal of the Stockholders’ Representative or the termination of this Agreement.

(f)                                   Upon the Closing, the Company will wire to the Stockholders’ Representative an aggregate amount of US$250,000 (the “Expense Fund”). The Participating Holders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. Within five (5) business days after the completion of the Stockholders’ Representative’s responsibilities under this Agreement subject to the payment provisions in Section 1.9 in the case of payments to holders of Company Options, the Stockholders’ Representative shall deposit by wire transfer in immediately available funds, pursuant to an Allocation Certificate: (i) with the Payments Administrator an amount of cash equal to the portion of the then balance of the Expense Fund payable to Participating Holders for whom the payment of the balance of the Expense Fund is not subject to wage or payroll tax withholding; and (ii) with the Surviving Corporation’s (or other Affiliate’s (at the direction of Parent)) payroll agent an amount of cash equal to the portion of the then remaining balance of the Expense Fund payable to Participating Holders for whom the payment of the balance of the Expense Fund is subject to wage or payroll tax withholding. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Participating Holders at the time of Closing and shall be subject to wage withholding as if paid to such Participating Holders on the Closing Date to the extent wage withholding is required by law; provided, that notwithstanding anything herein to the contrary, neither the Stockholders’ Representative nor the Payments Administrator shall be responsible for any wage withholding or related calculations or determinations.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO
THE COMPANY

As a material inducement to Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to Parent and to Merger Sub, as of the date hereof and as of the Closing, except as set forth on the Disclosure Schedule, as follows:

3.1                               Organization, Corporate Power and Records.

(a)                                 The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  The Company and each of its Subsidiaries is qualified or registered to do business and in good standing in each of the states and jurisdictions set forth on Schedule 3.1 and each other jurisdiction where the character or location of its assets or its properties owned, leased or operated by it, or the nature of its activities makes such qualification or registration necessary.  Each of the Company and its Subsidiaries has full corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to conduct its business as now conducted and as presently proposed to be conducted, and to perform its obligations under any Significant Contracts.

(b)                                 The Company has provided Parent with true, correct and complete copies of the share records and minute books of the Company and each of its Subsidiaries. The minute books of the

Company contain a complete and accurate summary of all meetings of directors or stockholders or actions by written consent since the time of incorporation of the Company.  Neither the Company nor any of its Subsidiaries has taken any corporate action without the approval or ratification of the board of directors or stockholders where such action required the approval of the board of directors or stockholders under the DGCL or other applicable Law.  The share ledger or share records of the Company accurately reflects all transactions involving the capital stock of the Company and each of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of its certificate of incorporation or bylaws, or other applicable organizational document, or any resolution adopted by the Company’s stockholders or board of directors.  Neither the Company nor any of its Subsidiaries has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

3.2                               Authority for Agreement.  The Company has full power, authority and legal right to enter into and, upon receipt of the Requisite Vote, perform its obligations under this Agreement and the other documents contemplated hereby to which the Company is or will be a party and to consummate the transactions contemplated hereby and thereby.  As of the date of this Agreement, the board of directors of the Company has (i) unanimously approved the Merger, this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, (ii) resolved to recommend approval and adoption by the Stockholders of the Merger, this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and (iii) not withdrawn or modified such approval or resolution to recommend.  Upon receipt of the Requisite Vote, no other corporate proceedings on the part of the Company or, immediately following the execution and delivery of this Agreement, any Stockholder are, or will be, necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby.  This Agreement and the other documents contemplated hereby have been duly executed and delivered by the Company and are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general.  The Requisite Vote is the only vote of Stockholders necessary to approve and authorize the Merger, this Agreement and the other documents contemplated hereby and the other transactions contemplated hereby and thereby.

3.3                               No Violation to Result.  Except as set forth on Schedule 3.3, the execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby and the consummation by the Company of the transactions contemplated hereby and thereby and the fulfillment by the Company of the terms hereof and thereof, do not and will not, directly or indirectly (with or without notice or lapse of time):  (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (x) any of the terms of the Certificate of Incorporation or Bylaws of the Company or any resolution adopted by the board of directors of the Company or the Stockholders, or (y) any Significant Contract, or (z) any law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any Government Authority applicable to the Company or any of its Subsidiaries; (ii) give any Person the right to declare a default, exercise any remedy or accelerate the performance or maturity under any such Significant Contract or cancel, terminate or modify any such Significant Contract; (iii) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; (iv) give any Government Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any permit or license that is held by the Company or any of its Subsidiaries; or (v) result in the creation or imposition of any Encumbrance upon the Company Stock or any of the properties or assets of the Company.  Other than as set forth on Schedule 3.3, no notice to, filing with, or consent of, any Person is necessary in connection with, and no “change of control” provision is triggered by, the approval, adoption, execution, delivery or performance by the Company of this Agreement and the other documents contemplated hereby or the consummation by the Company of the transactions contemplated hereby or thereby.

3.4                               Capitalization.

(a)                                 The authorized capital stock of the Company consists solely of: (i) 8,000,000 shares of Company Common Stock, of which 5,127,484 shares have been issued and are outstanding (44,528 shares of which are subject to a right of repurchase in favor of the Company), (ii) 2,164,286 shares of Preferred Stock, of which 2,164,286 shares have been designated Series A Preferred Stock, 2,142,857 shares of which are issued and outstanding as of the date of this Agreement. Except for the foregoing, no other shares of capital stock of the Company have been issued or are outstanding as of the date of this Agreement.  There are no shares of the Company’s capital stock held in the Company’s treasury.  Schedule 3.4(a) sets forth the names of the Stockholders, the addresses of the Stockholders and the number of shares of Company Stock owned of record and beneficially by each Stockholder, in each case, as of the date of this Agreement. All of the issued and outstanding shares of capital stock of the Company and all of the issued and outstanding ownership interests of the Company’s Subsidiaries have been duly authorized and validly issued, and are fully paid and non-assessable.  Except as set forth on Schedule 3.4(a), no restrictions on transfer, repurchase option, preemptive rights or rights of first refusal exist with respect to any shares of capital stock of the Company or any of its Subsidiaries, and no such rights arise by virtue of or in connection with the transactions contemplated hereby.

(b)                                 Schedule 3.4(b) sets forth a true, accurate and complete list as of the date of this Agreement setting forth the name of each holder of outstanding Company Options and Restricted Shares, the date of grant of each grant of Company Options or Restricted Shares to such holder, the number of shares of Company Common Stock covered by such grant, the exercise price for each such grant of Company Options Except as set forth on Schedule 3.4(b), there are no issued or outstanding shares of capital stock of the Company that are restricted or subject to repurchase or substantial risk of forfeiture.  Except as set forth on Schedule 3.4(b), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) issued by the Company to acquire or sell or issue, or otherwise relating to, any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company (including, without limitation, any convertible debt); or (iii) Contract under which the Company is or would reasonably be expected to become obligated to sell or otherwise issue any shares of its capital stock or any other securities.  There are no outstanding share appreciation, phantom shares, profit participation or other similar rights with respect to the Company.  The Company Stock Plan is the only option, equity incentive or similar plan involving the purchase of Company securities that is (or has ever been) in effect.

(c)                                  Except as set forth on Schedule 3.4(c), there are no proxies, voting rights, stockholders agreements or other agreements or understandings of which the Company is a party with respect to the voting or transfer of the capital stock of the Company.  All shares of Company Stock, all Company Options, all Series A Warrants and all other securities of the Company and each of its Subsidiaries have been issued in compliance with (i) all applicable federal and state securities laws and other applicable legal requirements, and (ii) any pre-emptive rights, rights of first refusal or other requirements set forth in applicable Contracts.  Any shares of capital stock or other securities repurchased, redeemed or otherwise reacquired by the Company were validly reacquired in compliance with (A) the applicable provisions of the DGCL, if applicable, and all other applicable Laws, and (B) any requirements set forth in applicable Contracts.  The Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

(d)                                 Schedule 3.4(d) sets forth a list of the Company’s Subsidiaries.  For each of the Company’s Subsidiaries, Schedule 3.4(d) sets forth: (i) the authorized capital stock, (ii) the number of shares of each class of capital stock that have been issued and are outstanding, (iii) the number of shares of capital stock held in such Subsidiary’s treasury; (iv) the names of the stockholders of such Subsidiary; and (v) the addresses of such stockholders in their respective states of legal residence and the number of shares of each class of capital stock of such Subsidiary owned of record and beneficially by each such stockholder.  Except as set forth on Schedule 3.4(d), all of the Company’s Subsidiaries are wholly owned by the Company.  Except as set forth on Schedule 3.4(d), neither the Company nor or any of its Subsidiaries has any direct or indirect debt, equity or other investment or interest in any Person or any joint venture.  Neither the Company nor or any of its Subsidiaries has any commitments to contribute to the capital of, make loans to or share losses of, any Person (either pursuant to a written Contract or a Contract in the process of being negotiated).

3.5                               Financial Statements.

(a)                                 Schedule 3.5(a) includes true, complete and correct copies of (i) the Year-End Financials and (ii) the Interim Financials.  Each of the Financial Statements (including in all cases the notes thereto, if any) is consistent with the Company’s books and records, free from material misstatement, whether due to fraud or error, presents fairly the Company’s and each of its Subsidiary’ financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP.  During the periods covered by the Financial Statements and since the Balance Sheet Date, there has been no material change in the Company’s or any of its Subsidiaries’ accounting policies.  Except as disclosed therein or in Schedule 3.5(a) hereto, there are no material, special or non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets.  All revenues recognized by the Company have been recognized in accordance with GAAP.  There have been no transactions involving the business of the Company which properly should have been set forth in the Financial Statements and which have not been accurately so set forth.  Schedule 3.5(a) sets forth a list of any off-balance sheet financing arrangements of the Company and any non-operating assets, prepaid items and deposits.  The Company’s accounting firm has not informed the Company that it has any material questions, challenges or disagreements regarding or pertaining to the Company’s accounting policies or practices.  The Company has made available to Parent copies of each management letter or other letter delivered to the Company by its accounting firm in connection with the Financial Statements or relating to any review by such accounting firm of the internal controls of the Company.

(b)                                 Schedule 3.5(b) provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company and each of its Subsidiaries as of the Balance Sheet Date.  Except as set forth in Schedule 3.5(b), all existing accounts receivable of the Company and each of its Subsidiaries (including those accounts receivable reflected on the Balance Sheet or arising since the Balance Sheet Date that have not yet been collected)  (i) represent valid obligations of customers of the Company or its Subsidiary, as the case may be, arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and, to the knowledge of, the Company, there is no reason to expect that such accounts receivable will not be collected in full, without any counterclaim or set off, when due (and in no event later than nine (9) months after the Closing Date).

(c)                                  The accounts, books and records of the Company and its Subsidiaries: (i) have recorded therein the results of operations and the assets and liabilities of the Company, required to be reflected under GAAP and (ii) are free from material misstatement, whether due to fraud or error, and have been maintained in accordance with prudent business practices and all applicable Laws.  The Company and each of its Subsidiaries maintain a system of accounting and internal controls and procedures as are necessary to ensure that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the applicable financial statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s authorization; and (iv) material information regarding the Company, its Subsidiaries, and its and their financial condition is accumulated and communicated to management, including the appropriate principal executive and financial officers.  There are no deficiencies or weaknesses in the design or operation of internal controls over financial reporting that would reasonably be expected to adversely affect the Company’s or its Subsidiaries’ ability to record, process, summarize and report financial information, and there is no fraud, whether or not material, that involves management or, to the knowledge of the Company, other employees who have a significant role in the Company’s or its Subsidiaries’ internal controls and the Company has provided to Parent copies of any written materials relating to the foregoing.

3.6                               Liabilities.  There are no Liabilities of the Company or any of its Subsidiaries that would be required by GAAP to be reflected or reserved on a balance sheet other than (i) liabilities reflected on the Balance Sheet and not previously paid or discharged and (ii) Liabilities and performance obligations under Contracts.  Neither the Company nor any of its Subsidiaries is a guarantor or otherwise liable for any Liabilities of any other Person other than endorsements for collection in the ordinary course of business consistent with past practice.  Schedule 3.6 provides an accurate and complete breakdown and aging as of the Balance Sheet Date of all accounts payable of the Company and its Subsidiaries.

3.7                               Adverse Changes.  Except as set forth on Schedule 3.7, from December 31, 2012 until the Date of this Agreement, each of the Company and its Subsidiaries have operated their respective businesses in the ordinary course and consistent with past practice and neither the Company nor any of its Subsidiaries has: (i) suffered a Material Adverse Effect or any effect, event or change which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries; (ii) suffered any theft, damage, destruction, or casualty loss in excess of $25,000, or suffered any interruption in the use of the Company’s or its Subsidiaries’ assets or business (whether or not covered by insurance) or suffered any destruction of its books and records; (iii) declared, set aside or paid any dividend (whether in cash, shares or property) with respect to any capital stock of the Company or its Subsidiaries or repurchased or redeemed any capital stock of the Company or its Subsidiaries; (iv) granted any current or former director, officer, employee or consultant of the Company or its Subsidiaries any bonus opportunity or increase in compensation or benefits; (v) made any capital expenditures that aggregate in excess of $100,000; or (vi) committed or agreed to any of the foregoing set forth in (i) through (v) above.

3.8                               Company Plans.

(a)                                 Schedule 3.8(a)(i) contains a true, correct and complete list of each pension, profit-sharing, savings, retirement, employment, collective bargaining, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, share purchase, stock option, phantom shares or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical (including policies for chiropractic and non-traditional health and welfare), dental, vision, life (including all individual life insurance policies as to which the Company is the owner, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe plan, relocation, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each such “employee benefit plan” within the meaning of Section 3(3) of ERISA, and other such employee benefit plan, program, policy, practice, agreement, or arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) (i) under which any current or former employee, director, consultant or independent contractor of the Company or and ERISA Affiliate has any present or future right to benefits and (ii) that is maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or which the Company or any ERISA Affiliate has any obligation to maintain, sponsor or contribute, or (iii) with respect to which the Company or any ERISA Affiliate has any direct or indirect liability, whether contingent or otherwise (each, a “Company Plan”).

(b)                                 The Company has provided to Parent with respect to each applicable Company Plan correct and complete copies of: (i) a copy of the annual report (if required under ERISA) with respect to each such Company Plan for the last three (3) years (including all schedules and attachments); (ii) a copy of the summary plan description, together with each summary of material modification required under ERISA with respect to such Company Plan; (iii) a true and complete copy of each written Company Plan (including all amendments not incorporated into the documentation for each such plan); (iv) all trust agreements, insurance contracts, and similar instruments with respect to each funded or insured Company Plan; (v) copies of all nondiscrimination and top-heavy testing reports for the last three (3) plan years with respect to each Company Plan that is subject to nondiscrimination and/or top-heavy testing; (vi) any investment management agreements, administrative services contracts or similar agreements that are in effect as of the date hereof relating to the ongoing administration and investment of any Company Plan; (vii) all non-routine correspondence to or from any governmental agency or any participant or beneficiary relating to any Company Plan; and (viii) the most recent determination letter, if any, from the IRS for any Company Plan that is intended to qualify under Section 401(a) of the Code; and (x) an accounting documenting in reasonable detail the elections, balances and activity in each Company Employee’s flexible spending account from the inception of the current plan year through August 31, 2013.

(c)                                  No Company Plan is, and neither the Company nor any ERISA Affiliate thereof currently maintains, contributes to or participates in, nor does the Company or any ERISA Affiliate have any obligation to maintain, contribute to or otherwise participate in, or have any liability or other obligation (whether accrued, absolute, contingent or otherwise) under, any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code; or (v) a “funded welfare plan” within the meaning of Section 419 of the Code.  No Company Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(d)                                 The Company has never sponsored, maintained, administered, contributed to, had any obligation to contribute to, or incurred any other liability under or with respect to any Company Plan or otherwise which provides, or may provide in the future, health, life, welfare or other coverage or benefits for or to former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title I of ERISA, or similar provisions of state law.

(e)                                  Each Company Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in all material respects in accordance with its governing instruments and all applicable laws including ERISA and the Code.  All payments by the Company or any ERISA Affiliate thereof required by any Company Plan, by any collective bargaining agreement or by applicable law (including all employee and employer contributions, insurance premiums, or intercompany charges) have been timely made.  All unpaid amounts attributable to any such Company Plan for any period prior to the Closing Date have been or will be accrued on the Company’s consolidated Financial Statements in accordance with GAAP and, except to the extent of such accruals, the Company has no Liability arising out of or in connection with the form or operation of the Company Plans or benefits accrued thereunder on or prior to the Closing Date.

(f)                                   Each Company Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received and is entitled to rely upon a favorable determination letter or opinion letter from the IRS with respect to such Company Plan as to its qualified status under the Code, and, to the knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect such determination or opinion.  All amendments required to maintain each such Company Plan’s compliance with applicable law, including the Economic Growth and Tax Relief Reconciliation Act of 2001 and subsequent legislation or administrative requirements which have subsequently become effective through the date hereof, have been timely adopted and implemented.  No Company Plan currently holds or within the past five years has held securities of the Company or any ERISA Affiliate.  No Company Plan has ever been merged with or accepted Code Section 414(l) transfers from another employee pension benefit plan (within the meaning of Section 3(2) of ERISA).

(g)                                  All reports, forms and other documents required to be filed with any Government Authority or furnished to employees with respect to any Company Plan (including summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed or furnished and are accurate in all material respects.

(h)                                 With respect to each applicable Company Plan, (i) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred; (ii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any such Company Plan or fiduciary thereto or against the assets of any such Company Plan; (iii) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental authority with respect to any Company Plan; (iv) no matters are currently pending with respect to any Company Plan under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program maintained by any other Government Authority; and (v) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) which has resulted or could reasonably be expected to result in Liability to the Company or its employees.

(i)                                     Benefits under each Company Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA, with the exception of any medical expense reimbursement arrangements subject to Sections 105 and 125 of the Code) are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to the Company or any of its ERISA Affiliates, the premiums for which are paid directly by the Company or its ERISA Affiliates from its general assets or partly from its general assets and partly from contributions by its employees.  No insurance policy or contract relating to any such Company Plan requires or permits retroactive increase in premiums or payments due thereunder.

(j)                                    The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (where such event would not alone have an effect described in this sentence), conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation of the Company or any of its Subsidiaries or loss of any benefit under any Company Plan, trust or loan that will or may result in any payment by the Company or any of its Subsidiaries (whether of severance pay or otherwise), require funding, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation of the Company or any of its Subsidiaries to fund benefits with respect to any employee, officer, director, stockholder or other service provider of the Company (whether current, former or retired) or their beneficiaries, or any other material liability for the Company or Parent.

(k)                                 Each Company Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, with no more than thirty (30) days advance notice without liability to Company or Parent (except for benefits protected under Section 411(d) of the Code or Section 204(g) of ERISA and other than ordinary administration expenses typically incurred in a termination event).  None of the Company Plans will be subject to any surrender fees, market value adjustment, deferred sales charges, commissions, or other fees or charges upon termination other than the normal and reasonable administrative fees associated with their amendment, transfer or termination.  The Company may, without cost, withdraw their employees, directors, officers and consultants from any employee benefit plan in which the Company is a participating employer or which the Company does not sponsor.

(l)                                     Each Company Plan, employment agreement, or other contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, its Treasury regulations, and any administrative guidance relating thereto; and no additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Plan, employment agreement, or other contract, plan, program, agreement, or arrangement.  The Company is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code.  No Company Option or other right to acquire Company Common Shares or other equity of the Company (i) has an exercise price that was less than the fair market value of the underlying equity securities as of the date such Company Option or other right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise of disposition of such Company Option or right, or (iii) has been granted after December 31, 2007, with respect to any class of capital stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code).

(m)                             Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or is obligated to contribute to, any material employment, severance or similar contract or arrangement (whether or not written) or any material plan, policy, fund, program or arrangement or contract, including multiemployer plan, retirement savings, superannuation, pension, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and any other employee benefit plan, agreement, program, policy or other arrangement that is maintained outside the United States primarily for the benefit of Persons substantially all of whom are “nonresident aliens” within the meaning of Section 4(b)(4) of ERISA.

(n)                                 Neither the Company nor any ERISA Affiliate has any plan or commitment to adopt, establish or enter into any new Company Plan, to modify any Company Plan (except to the extent required by law or to conform any such Company Plan to the requirements of any Applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement).

3.9                               Employee Matters.

(a)                                 Schedule 3.9(a)(i) contains a complete and correct list of all employees of the Company and each of its Subsidiaries, their respective titles as of the date hereof (the “Company Employees”), the calendar year 2012 and 2013 compensation paid or payable to each such employee, the date of employment of each such employee and the accrued vacation time and sick leave or other paid time off of each such employee.  Except as set forth on Schedule 3.9(a)(ii), (i) the terms of employment or engagement of all directors, officers, Company Employees, agents, consultants and professional advisers of the Company and each of its Subsidiaries are such that their employment or engagement may be terminated at will with notice given at any time and without Liability for payment of compensation or damages (other than individuals working outside of the United States, where “at will” employment is not recognized), (ii) there are no severance payments which are or could become payable by the Company or any of its Subsidiaries to any such person under the terms of any oral or written agreement or commitment, (iii) there are no other agreements, contracts or commitments, oral or written, including with respect to hiring bonuses, relocation payments, immigration assistance, retention arrangements or commitments, or transaction bonus or incentive agreements, between the Company or any of its Subsidiaries and any such person, (iv) except as set forth on Schedule 3.9(a)(iii) and except for employees Parent has notified the Company that it does not intend to retain, no executive officer or material number of management level or senior technical employees of the Company or any of its Subsidiaries has notified the Company or any of its Subsidiaries has notified the Company of any plans to terminate his, her or their employment or relationship with the Company and (v) there are no agreements between any Company Employee and any other Person which would restrict, in any manner, such Person’s ability to perform services for the Company, any of its Subsidiaries or Parent or the right of any of them to compete with any Person or the right of any of them to sell to or purchase from any other Person.  Schedule 3.9(a)(iv) contains a complete and correct list of (A) any employees who were hired with the assistance of an agency, search or recruiting firm for which any fee is owed, (B) the agencies who have made placements of employees with the Company since January 1, 2012, and (C) any agencies that may currently be working on behalf of the Company.  Copies of any agreements with agencies relating to placements of employees with the Company made since January 1, 2012 and current employee searches have been made available to Parent.

(b)                                 Neither the Company nor any of its Subsidiaries is, or has ever been, bound by or subject to (and none of its assets or properties are bound by or subject to) any arrangement with any labor union or other collective bargaining representative.  To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is or has ever been represented by any labor union or covered by any collective bargaining agreement while employed by the Company and, to the knowledge of the Company, no campaign to establish such representation is in progress.  With respect to the Company, there is no pending or threatened (i) strike, slowdown, picketing, work stoppage or employee grievance process, (ii) material charge, grievance proceeding or other claim against or affecting the Company relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Government Authority, (iii) union organizational activity or other labor or employment dispute against or affecting the Company, or (iv) application for certification of a collective bargaining agent.

(c)                                  Except as set forth on Schedule 3.9(c)(i), each of the Company and its Subsidiaries is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such laws regarding employment documentation, equal employment opportunities, fair employment practices, plant closings and mass layoffs, sexual harassment, retaliation, discrimination based on sex, race, disability, health status, pregnancy, religion, national origin, age, genetic information, family medical history, whistleblowing or other tortious conduct, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice.  Neither the Company nor any of its Subsidiaries is, or has ever been, liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing.  All Persons classified by the Company or any of its Subsidiaries as independent contractors or consultants do satisfy and have satisfied the requirements of

Law to be so classified.  Schedule 3.9(c)(ii) sets forth a list of all contractors and consultants and opposite their names lists the time periods each contractor or consultant has been providing services.  No individual who has performed services for or on behalf of the Company or any of its Subsidiaries and who has been treated by the Company or any of its Subsidiaries as an independent contractor, is classifiable as a “leased employee” within the meaning of Section 414(n)(2) of the Code with respect to the Company or such of its Subsidiaries.

(d)                                 No third party has asserted a claim against the Company, or, to the knowledge of the Company, has reason to claim that any person employed by the Company or any of its Subsidiaries has (i) violated any of the terms or conditions of his employment, non-competition, non-solicitation or non-disclosure agreement with such third party, (ii) disclosed or utilized any trade secret or proprietary information or documentation of such third party, or (iii) interfered in the employment relationship between such third party and any of its present or former employees.  No person employed by the Company or any of its Subsidiaries, to the knowledge of the Company, has disclosed or used or has proposed to disclose or use any trade secret or any information or documentation proprietary to any former employer or violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any Product or proposed Product or the development or sale of any service or proposed service of the Company or any of its Subsidiaries.

(e)                                  Schedule 3.9(e) lists all the Company Employees who are currently on leave relating to work-related injuries and/or receiving disability benefits under any Company Plan.

3.10                        Taxes.

(a)                                 The Company and each of its Subsidiaries has filed (or has had filed on its behalf) on a timely basis all material, and, to the knowledge of the Company, all other Tax Returns that it is required to have filed.  Neither the Company nor any of its Subsidiaries has requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed.  All Tax Returns filed by the Company and each of its Subsidiaries are true, correct and complete in all material respects and, to the knowledge of the Company, there are no other inaccuracies that would be reasonably expected to have a material negative effect on either future Tax obligations of the Company or its Subsidiaries or Tax compliance by the Company and its Subsidiaries after the Closing Date.  Neither the Company nor any of its Subsidiaries has ever participated in a “Tax amnesty” or similar program offered by any Taxing Authority to avoid the assessment of any Tax.

(b)                                 All Taxes required to have been paid by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid on a timely basis.  Neither the Company nor any of its Subsidiaries has any Liability for Taxes not yet required to have been paid, other than Liabilities for Taxes reflected on the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date.  There are no Encumbrances on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) timely to pay any Tax.

(c)                                  Each of the Company and its Subsidiaries has complied in all respects with all applicable Laws relating to withholding and collection of Taxes and information reporting with respect to such Taxes, and has, within the time and manner prescribed by Law, withheld or collected from employee wages and other payments and paid over to the proper Taxing Authority all such withheld or collected amounts required to have been paid. To the knowledge of the Company, the records of the Company and its Subsidiaries contain all information and documents reasonably expected to be necessary to comply in all material respects with applicable Tax information reporting and Tax withholding requirements under applicable Laws and such records reasonably required to identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.  Each of the Company and its Subsidiaries has

complied in all material respects with all sales Tax resale certificate exemption requirements for which the Company or any of its Subsidiaries has either claimed such an exemption or not collected sales Tax from another Person in reliance on a purchase for resale exemption.

(d)                                 No written claim has ever been received by the Company or any of its Subsidiaries from a Taxing Authority for a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction or has an obligation to file Tax Returns, in each case with respect to any Tax of a type for which such entity did not file a Tax Return with, or pay Tax imposed by, such jurisdiction of such type for the most recently ended taxable period for which such a Tax payment or Tax Return was due.  Neither the Company nor any of its Subsidiaries has conducted activities in any jurisdiction which will require the Company or any of its Subsidiaries to pay Tax or file any Tax Return in such jurisdiction of a type that was not required to have been paid or filed by it in the most recently ended previous taxable period for which such type of Tax or Tax Return would be due (as reflected in Schedule 3.10(e)).

(e)                                  Schedule 3.10(e) identifies all types of Tax Returns relating to income, franchise, property, sales and use and value added Tax (by type of Tax and jurisdiction) that the Company or any of its Subsidiaries has filed and the taxable period covered by each such Tax Return, and identifies those Tax Returns or periods that have been audited or are currently the subject of an audit by a Taxing Authority, and all such income Tax Returns of the Company and its Subsidiaries as to which the statute of limitations for assessments against the Company or any of its Subsidiaries of additional Tax for the taxable period covered thereby has not yet expired. The Company and its Subsidiaries have provided or made available to Parent complete and accurate copies of all of the following materials: (i) all income Tax Returns and other material tax Returns filed by the Company or any of its Subsidiaries; (ii) all examination reports relating to Taxes or Tax Returns of the Company and its Subsidiaries; (iii) all statements of Taxes assessed against or agreed to by the Company or any of its Subsidiaries that were not shown on Tax Returns filed by the Company or any of its Subsidiaries before such assessment or agreement and all related correspondence; (iv) all written rulings from, and written agreements with, any Taxing Authority relating to Taxes of the Company or any of its Subsidiaries; (v) all elections relating to Taxes of the Company or any of its Subsidiaries which would have continuing effect in the determination of Tax or preparation of any Tax Return of the Company or any of its Subsidiaries for any taxable period for which a Tax Return has not yet been filed or Tax paid (other than elections that are included in or apparent from Tax Returns referred to in clause (i) above); (vi) any request for issuance of any ruling from a Tax Authority on behalf of the Company or any Subsidiary since formation (regardless of whether the requested ruling was issued) and (vii) to the extent reasonably requested in writing by Parent, any other document relating to Taxes or Tax Returns of the Company or any of its Subsidiaries (other than documents that the Company has advised Parent in writing that it is unable to provide or for which less than three (3) business days have elapsed since the date of such request).

(f)                                   Neither the Company nor any of its Subsidiaries has a “permanent establishment” in any country other than the country under the Laws of which it is organized (as such term is defined in any applicable Tax treaty or convention between the relevant country of organization and such other country) and has not otherwise engaged in activity that is reasonably likely to have exposed it to the taxing jurisdiction of any such other country with respect to a material Tax Liability.  The Company and each Subsidiary is in material compliance with the terms and conditions of any existing Tax exemptions granted by, Tax agreements with or Tax orders of any Taxing Authority to which it may be subject, and, to the knowledge of the Company, the consummation of the Merger is not expected to be inconsistent with continued compliance with the terms and conditions of any such exemptions, agreements or orders.

(g)                                  Any and all transactions between or among the Company or any of its Subsidiaries on the one hand and any other controlled Persons (within the meaning of Section 482 of the

Code) have at all times occurred on arm’s-length terms, as if between and among unrelated parties.  The Company and each of its Subsidiaries has properly and in a timely manner documented in all material respects its transfer pricing methodology in compliance with Section 6662(e) (and any related sections) of the Code, the Treasury regulations promulgated thereunder and any comparable provisions of U.S. state, local, or non-U.S. Tax law.

(h)                                 Neither the Company nor any of its Subsidiaries nor any Person on behalf of the Company or any its Subsidiaries has waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to assessment or collection of any Tax for which the Company or any of its Subsidiaries may be held liable.  There is not currently in effect any power of attorney authorizing any Person to act on behalf of the Company or any of its Subsidiaries or receive information relating to the Company or any of its Subsidiaries, with respect to any Tax matter (other than authorizations to contact Tax Return preparers included in Tax Returns previously filed by the Company or any of its Subsidiaries). There is no audit or other Proceeding presently pending or threatened in writing (or to the Company’s knowledge, otherwise) with regard to any Tax Liability or Tax Return of the Company or any of its Subsidiaries.  To the knowledge of the Company, there are no existing circumstances that reasonably may be expected to result in the assertion of a material claim for unsatisfied Tax obligations against the Company or its Subsidiaries by any Taxing Authority with respect to any taxable period or portion thereof ending on or before the Closing Date for which Tax Returns are required to have been filed or Tax is required to have been paid or withheld or collected by the Company or any of its Subsidiaries.

(i)                                     Except as disclosed on Schedule 3.10(i), and except for payments of benefits that are payable to an individual that has signed a 280G Waiver, neither the Company nor any of its Subsidiaries has or have made or become obligated to make, or will as a result of any event connected directly or indirectly with any transaction contemplated herein become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to Subsection (b)(4) thereof) and no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated herein or any other event, by any employee, officer, director, stockholder or other service provider of the Company or any of its Subsidiaries under any Company Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.  There is no written or unwritten agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries is bound to compensate or provide a Tax gross-up payment for any individual for excise taxes paid pursuant to Section 4999 of the Code.  Schedule 3.10(i) identifies each “disqualified individual” as defined in Section 280G of the Code (each a “Potential Parachute Recipient”) to whom the Company or any of its Subsidiaries has made any payments or provided any benefit, or who is a party to an agreement that could obligate the Company or any of its Subsidiaries to make any payment or provide any benefit, that alone or together could constitute a “parachute payment” within the meaning of Section 280G of the Code.

(j)                                    Neither the Company nor any of its Subsidiaries has made or agreed to make, has requested permission to make, or is required to make, any change in method of accounting previously used by it in any Tax Return filed by it which change in method would require the Company or any of its Subsidiaries to make an adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision) on any Tax Return for any taxable period ending on or after the Closing Date for which the Company or any of its Subsidiaries has not yet filed a Tax Return; nor has the Company or any of its Subsidiaries received any written notice (or to the knowledge of the Company, any other notice) that a Taxing Authority proposes to require a change in method of accounting used in any Tax Return which has been filed by the Company or any of its Subsidiaries.

(k)                                 Neither the Company nor any of its Subsidiaries has taken any action not in accordance with past practice that would have the effect of deferring a material measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a taxable period (or portion thereof) beginning after the Closing Date.  Neither the Company nor any of its Subsidiaries has material deferred income or Tax Liability arising out of any transaction, except to the extent adequately reserved for on its Balance Sheet, including without limitation, (i) the disposition of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (ii) the use of the long-term contract method of accounting or (iii) the receipt of any prepaid amount on or before the Closing Date (other than receipts after the Balance Sheet Date in the ordinary course of business consistent with prior practice as reflected by reserves on the Balance Sheet for Taxes related to prepayments of a similar type).

(l)                                     Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the preceding five (5) years.

(m)                             Neither the Company nor any of its Subsidiaries is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect before amendment by the Tax Equity and Fiscal Responsibility Act of 1982.  No property owned by the Company or any of its Subsidiaries is (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iii) or, as to the Company, used predominately outside the United States within the meaning of Section 168(g)(1)(A) of the Code, or as to any Subsidiary, used outside the country under the Laws of which it was organized.  None of the Company or any of its Subsidiaries is a party to any agreement under which it is treated as a lessor or lessee of “limited use property” within the meaning of Rev. Proc. 2001-28.  None of the outstanding indebtedness of the Company or its Subsidiaries constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i), 163(j), 163(l) or 279 of the Code or under any other applicable Laws.

(n)                                 Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).

(o)                                 Neither the Company nor any of its Subsidiaries has ever been  subject to (i) the dual consolidated loss provisions of the Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

(p)                                 Notwithstanding any other provision of this Section 3.10 to the contrary, no representation is being made by the Company with respect to the amount of or the availability to use any net operating losses, any Tax credit carryovers (including any VAT credits), any income Tax basis or other Tax attributes of the Company or any of its Subsidiaries other than representations being made as to the knowledge of the Company.  For the avoidance of doubt, no representation is being made as to whether any net operating losses of the Company or any of its Subsidiaries are subject to limitation under Sections 269, 382, 383, 384 or 1502 of the Code, or comparable provisions of state, local or non-U.S. Tax Law.

(q)                                 Neither the Company nor any of its Subsidiaries has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.

(r)                                    Neither the Company nor any of its Subsidiaries has, in the past ten (10) years, acquired assets from another Person (or was treated or required to be treated for Tax purposes as acquiring assets of a Person by reason of change in Tax status of such Person) in a transaction in which the federal income Tax basis for the acquired assets (other than cash) is required to have been determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of such transferring Person.

(s)                                   Neither the Company nor any of its Subsidiaries has ever  been a party to any Tax allocation, Tax sharing, indemnity or similar agreement or arrangement, other than any such agreements or arrangements to which only the Company and any of its Subsidiaries are parties, under which the Company or any of its Subsidiaries may be held liable to another Person in respect of Taxes payable by such Person (including any agreement by which the Company or any of its Subsidiaries has agreed to allocate Tax liabilities computed on a consolidated, combined, unitary or similar basis among entities, or agreed to indemnify any other Person against Tax Liabilities).  For the purposes of this Section 3.10(s), commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company or any of its Subsidiaries and commercially reasonable agreements for the allocation of payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold by the Company or any of its Subsidiaries in the ordinary course of business (“Excluded Tax Sharing Agreements”) shall be disregarded.

(t)                                    Neither the Company nor any of its Subsidiaries (i) has ever been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) or similar group of entities, other than the affiliated group of which the Company is the common parent, with which the Company or any of its Subsidiaries joined, or was or may be required to join, for any taxable period in making a consolidated federal income Tax Return or other Tax Return in which Tax Liability was or would be computed on a consolidated, combined, unitary or similar basis, and (ii) has ever had a relationship to any other Person (other than a relationship between the Company and its Subsidiaries) that would cause it to be liable for Taxes owed by any other Person (other than as a payor required to effect Tax withholding from payments to another Person), including, without limitation, Tax payable by reason of transferee liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

(u)                                 Neither the Company nor any of its Subsidiaries (i) is a party to any joint venture, partnership or other agreement or arrangement that is treated or required to be treated as a partnership for federal income Tax purposes and (ii) owns any interest in an entity that either is treated as an entity disregarded as separate from its owner for U.S. federal Tax purposes or is an entity as to which an election pursuant to Treasury Regulation Section 301.7701-3 has been made.

(v)                                 Neither the Company nor any of its Subsidiaries has been a beneficiary or has otherwise participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) that will be required to be disclosed under Treasury Regulation Section 1.6011-4 on a Tax Return not yet filed by the Company.  No Tax Return filed by or on behalf of the Company has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law) (other than statements included in or apparent from Tax Returns provided or made available to Parent pursuant to Section 3.10(e)).

(w)                               To the extent that the Company or and of its Subsidiaries has applied for, received and used aid granted by a Government Authority, in whatever form, in the nature of Tax incentives or benefits that are not generally available to all similarly situated taxpayers without specific application, such aid was availed of only in accordance with applicable Laws and in compliance with all regulatory orders, conditions and impositions.  To the knowledge of the Company, no such aid will be required to be unwound, repaid or discontinued as a result of the consummation of the Merger or any other existing circumstance.

3.11                        Property.

(a)                                 Except as set forth on Schedule 3.11(a), neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property.  Schedule 3.11(a) sets forth an accurate and complete list of all real property leased by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries may have any leasehold rights (collectively, the “Facilities”).  True, complete and correct copies of all leases of real property listed on Schedule 3.11(a) have been made available to Parent.  Neither the Company nor any of its Subsidiaries have subleased any portion of the Facilities. All leases set forth on Schedule 3.11(a) are in full force and effect and constitute valid and binding agreements of the Company and the other party or parties thereto in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and general principles of equity.

(b)                                 Schedule 3.11(b) sets forth an accurate list of all owned and leased personal property included on the Balance Sheet (i) as of the Balance Sheet Date, or (ii) acquired since the Balance Sheet Date, in the case of (i) and (ii) valued in excess of $20,000. True, complete and correct copies of all leases of personal property and equipment listed on Schedule 3.11(b) have been delivered to Parent.  All of the personal property listed on Schedule 3.11(b) is in good working order and condition, ordinary wear and tear excepted.  All personal property necessary for the conduct of the business by the Company or any of its Subsidiaries is either owned by the Company, its Subsidiary, or leased under an agreement listed on Schedule 3.11(b).

(c)                                  Each of the Company and its Subsidiaries has good and marketable title to its owned tangible assets, free and clear of any and all Encumbrances, and such assets, taken together, are adequate and sufficient for the operation of their respective businesses as currently conducted.

3.12                        Contracts.

(a)                                 Schedule 3.12(a) sets forth an accurate and complete list of each Significant Contract.  No Significant Contract has been breached or canceled by the other party, and the Company has no knowledge of any anticipated breach by any other party to any Significant Contract (with or without notice or lapse of time).  The Company or its Subsidiary has performed all the obligations required to be performed by it in all material respects in connection with the Significant Contracts and is not in material default under or in material breach of any Significant Contract, and no event has occurred which with the passage of time or the giving of notice or both would (i) result in a material default or material breach thereunder; (ii) give any Person the right to declare a default under any Significant Contract, (iii) give any Person the right to accelerate the maturity or performance of any Significant Contract, or (iv) give any Person the right to cancel, terminate or materially modify any Significant Contract. The Company does not have a present expectation or intention of not fully performing any obligation pursuant to any Significant Contract. Each Significant Contract is legal, valid, binding, enforceable and in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and general principles of equity.

(b)                                 The Company has provided Parent with a true and correct copy of all written Significant Contracts which are required to be disclosed on Schedule 3.12(a), in each case together with all written amendments (all of which are disclosed on Schedule 3.12(a)).  Schedule 3.12(b) contains an accurate and complete description of all material terms of all oral Significant Contracts.  The Company does not have any Government Contracts or Government Bids.

3.13                        Claims and Litigation.  Schedule 3.13 describes all of the claims, demands and Proceedings that have been commenced by or against the Company or any of its Subsidiaries and the status thereof.  Except as set forth on Schedule 3.13, there is no claim, demand or Proceeding pending, threatened in writing, or, to the knowledge of the Company, threatened orally against or affecting the Company or its assets before any court, agency, authority or arbitration tribunal.  Except as set forth on Schedule 3.13, neither the Company nor any of its Subsidiaries has received any opinion or legal advice in writing to the effect that it is exposed from a legal standpoint to any Liability or disadvantage which may be material to the business of the Company or any of its Subsidiaries as previously or presently conducted or as presently proposed to be conducted.  None of the Company or any of its officers or other employees is subject to or in default with respect to any notice, order, writ, injunction or decree of any Government Authority or arbitration tribunal, which may be material to the business of the Company or any of its Subsidiaries.

3.14                        Compliance with Laws.

(a)                                 Each of the Company and its Subsidiaries has complied at all times, and is currently in compliance, in all material respects, with all Laws, regulations, rules, orders, permits, judgments, decrees and other requirements and policies imposed by any Government Authority, including but not limited to the False Claims Act, the anti-fraud provisions of the Contract Disputes Act, the Anti-Kickback Act, the Federal Election Campaign Act, the Sherman Act, the Clayton Act, the Truth in Negotiations Act, the Services Contract Act, the Procurement Integrity Act, the Byrd Amendment (31 U.S.C. § 1352), the Export Administration Act of 1979, as amended, and each act’s respective regulations. Each of the Company and its Subsidiaries has all material licenses, permits, approvals, qualifications or the like, from any Government, Government Authority or Person necessary for the conduct of its business as conducted or as presently proposed to be conducted, all such items are in full force and effect and each of the Company and its Subsidiaries is and has at all times been in material compliance with the terms thereof.  Schedule 3.14 sets forth all licenses and permits held by the Company and each of its Subsidiaries which terminate or become renewable at any time prior to the first anniversary of the date of this Agreement.  To the knowledge of the Company, there are no facts or circumstances in existence which are reasonably likely to prevent the Company or any of its Subsidiaries from renewing each such license and permit.  The Company has not received any written notice or citation for any actual noncompliance with any of the foregoing in this Section 3.14.

(b)                                 Neither the Company nor any of its Subsidiaries has (nor, to the knowledge of the Company, has any director, officer, principal, assignee, partner, agent, or employee of the Company or any of its Subsidiaries nor any other person, acting on behalf of the Company or any of its Subsidiaries) directly or indirectly: used any of the Company’s or any of its Subsidiaries’ funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from the Company’s or any of its Subsidiaries’ funds; violated any provision of the Foreign Corrupt Practices Act, 15 U.S.C. sections 78dd-1, -2, or any equivalent foreign law; established or maintained any unlawful or unrecorded fund of the Company’s or any of its Subsidiaries’ monies or other assets; made any false or fictitious entry on the books or records of the Company or any of its Subsidiaries; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company or any of its Subsidiaries, or to pay for favorable treatment for business secured or for special concessions already obtained for the Company or any of its Subsidiaries.  Neither the Company nor any or any of its Subsidiaries’ has conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Government Authority with respect to any alleged act or omission arising under or relating to any noncompliance with the Foreign Corrupt Practices Act, 15 U.S.C. sections 78dd-1, -2, or any equivalent foreign law.

(c)                                  Each of the Company and its Subsidiaries is in compliance in all material respects with all United States import and export Laws (including without limitation those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599).  Each of the Company and its Subsidiaries has conducted its export transactions in accordance in all material respects with applicable provisions of U.S. export laws and regulations, and other export laws of the countries where it conducts business.  Without limiting the foregoing: (i) each of the Company and its Subsidiaries has obtained all export licenses and other approvals required for its exports of products, software and technologies from the U.S., (ii) each of the Company and its Subsidiaries is in compliance in all material respects with the terms of such applicable export licenses or other approvals, (iii) there are no pending or overtly threatened claims against the Company or any of its Subsidiaries with respect to such export licenses or other approvals and (iv) there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any material future claims.

3.15                        Environmental and Safety Matters.  Each of the Company and its Subsidiaries has conducted its business at all times in compliance, in all material respects, with all applicable Environmental Laws.  To the knowledge of the Company, none of the properties currently or formerly owned or operated by the Company or any of its Subsidiaries contain any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws.  Neither the Company nor any of its Subsidiaries has not received any notices, demand letters or requests for information from any Government Authority or other Person, which has not heretofore been resolved with such Government Authority or other Person, indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.  There are no civil, criminal or administrative Proceedings pending or, to the knowledge of the Company, overtly threatened against the Company or any of its Subsidiaries relating to any violation, or alleged violation, of any Environmental Law.  No reports have been filed, or are required to be filed, by the Company or any of its Subsidiaries concerning the Release of any Hazardous Substance or the threatened or actual violation of any Environmental Law which have not heretofore been resolved.  No Hazardous Substance has been disposed of, Released or transported by the Company in violation of any applicable Environmental Law from any properties owned by the Company.  To the knowledge of the Company, no remediation or investigation of Hazardous Substances is occurring at any property operated, or formerly operated, by the Company, in each case, with respect to any action taken by the Company.

3.16                        Insurance.  Schedule 3.16 lists each insurance policy maintained by, on behalf of, for the benefit of or at the expense of the Company and each of its Subsidiaries and any claims made by the Company or its Subsidiaries thereunder.  The Company has provided copies to Parent of all such insurance policies.  All of such insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries is, nor ever been, in default with respect to its obligations under any such insurance policies and neither the Company nor any of its Subsidiaries has never been denied insurance coverage.  The Company is current in all of its premiums for its insurance policies.  The Company does not know of any threatened termination of, or material premium increase with respect to, any such policies.  The Company has never received any notice or other communication regarding any actual or possible (i) cancellation or invalidation of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy, or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.  Neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs.

3.17                        Intellectual Property.

(a)                                 Company Owned Intellectual Property.  Schedule 3.17(a) sets forth a complete and accurate list of all United States and foreign Company Registered Intellectual Property.  The foregoing, along with all other Intellectual Property owned by the Company or the Subsidiaries, are the “Company Owned Intellectual Property”.  Except as set forth on Schedule 3.17(a), the Company and the Subsidiaries are the sole and exclusive owners of all right, title and interest in and to the Company Owned Intellectual Property, free and clear of all Encumbrances.  Neither the Company nor any Subsidiary has permitted their rights in the Company Registered Intellectual Property to lapse or, in the case of registered copyrights, enter the public domain.  Schedule 3.17(a) identifies each written agreement, contract, assignment or other instrument pursuant to which the Company or any Subsidiary has obtained any joint or sole ownership interest in or to any intellectual property rights in each material item of Company Owned Intellectual Property and copies of such agreements, contracts, assignments and other instruments have been made available to Parent.

(b)                                 Company Licensed Intellectual Property.  Schedule 3.17(b) identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company or any Subsidiary has received rights to Exploit such Company Licensed Intellectual Property (but excluding all Excluded Contracts); and (ii) all licenses, sublicenses and other agreements that require the Company or any Subsidiary to license, assign or otherwise grant rights to any additions, derivatives, modifications or improvements to Company Licensed Intellectual Property made by or for the Company or any Subsidiary to any third party.  The Company and each Subsidiary are in material compliance with the terms and conditions of all licenses.  Neither the Company nor any Subsidiary is a party to any oral license, sublicense or other contract or understanding for any Company Licensed Intellectual Property. To the knowledge of the Company, there are currently no claims, actions or proceedings pending or threatened against Company or any Subsidiary alleging that the Company or any Subsidiary has breached any terms or conditions of such licenses.  None of the products or services developed, manufactured, distributed, provided, licensed or sold by the Company or any Subsidiary includes Open Source Materials.

(c)                                  All Necessary Rights.  To the knowledge of the Company, the intellectual property rights in Company Intellectual Property constitutes all intellectual property rights necessary  to enable the Company to conduct the business of the Company and the Subsidiaries in all material respects in the manner it is currently conducted (and contemplated to be conducted, based on the product roadmap furnished to Parent by the Company) by the Company and the Subsidiaries.

(d)                                 Registrations and Applications.  Schedule 3.17(a) lists, for each item of Company Registered Intellectual Property, the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s), inventor(s), and registered owner(s), the current status of the application or registration and the next steps required to be taken in connection with such application or registration, and all deadlines therefor, as applicable. All necessary registration, maintenance and renewal fees currently required to be filed or paid, as applicable, in connection with each item of Company Registered Intellectual Property have been paid and all necessary documents and certificates currently required to be filed in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark, domain registrars and other authorities in the United States and foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. Except as set forth on Schedule 3.17(a), there are no actions that must be taken by the Company or any Subsidiary within ninety (90) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property.  In accordance with applicable laws and regulations, the Company and each Subsidiary have recorded each assignment of Company Registered Intellectual Property by a third party to the Company and any Subsidiary with the relevant governmental authorities, registrars and patent, trademark, and copyright offices, including the United States Patent and Trademark Office, the U.S. Copyright Office, Verisign, Inc. (with respect to .com and other domains) and other domain name registrars throughout the world, and their respective successors and counterparts in other jurisdictions, as the case may be.

(e)                              No Claims.  Except as set forth on Schedule 3.17(e), neither the Company nor any Subsidiary is currently or has been a party to any claim, suit, action or proceeding, nor is any claim, suit, action or proceeding, to the knowledge of the Company, threatened against the Company or any Subsidiary, in each case which alleges that the Company or any Subsidiary has engaged in any infringement, unauthorized use or violation of any Company Licensed Intellectual Property, or challenging the Company’s or any Subsidiaries’ ownership of, right to use, make, have made, sell, offer to sell, distribute, license or sublicense any Company Owned Intellectual Property or challenging the validity or enforceability of any Company Owned Intellectual Property.  To the knowledge of the Company, the operation of the business of the Company, as it is currently conducted (or contemplated to be conducted, based on the product roadmap furnished to Parent by the Company) by the Company and the Subsidiaries, does not currently, and will not, infringe or misappropriate any Intellectual Property of any Person, or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any Subsidiary has received notice from any Person claiming that such operation infringes or misappropriates any Intellectual Property of any Person, or constitutes unfair competition or trade practices under the laws of any jurisdiction. To the knowledge of the Company, no third party is infringing upon or misappropriating, or has infringed upon or misappropriated, any Company Owned Intellectual Property.

(f)                               Outbound Licenses and Agreements.  Schedule 3.17(f) identifies each license, sublicense, covenant or other agreement pursuant to which the Company or any Subsidiary has licensed, distributed or otherwise granted any right to any Person, or covenanted not to assert any right, with respect to any Company Owned Intellectual Property.   The Company and each Subsidiary are in material compliance with all material terms and conditions of such licenses, sublicenses, covenants and other agreements.  Except as described on Schedule 3.17(f), neither the Company nor any Subsidiary has agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property with respect to any Company Product.  Except as set forth on Schedule 3.17(f), neither the Company nor any Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license to any Person any existing or future Company Owned Intellectual Property.

(g)                                  Trade Secrets and Confidentiality.  The Company and each Subsidiary have taken reasonable security measures necessary to protect their confidential information and enforce their rights in such information.   Neither the Company nor any Subsidiary is currently a party to any claim, suit, action or proceeding, nor to the knowledge of the Company is any claim, suit, action or proceeding threatened against the Company or any Subsidiary, in each case which alleges that the Company or any Subsidiary has materially breached any term of any nondisclosure agreement to which the Company or any Subsidiary is a party.  The Company and each Subsidiary have made available to Parent copies of all nondisclosure agreements between the Company and each Subsidiary, on the one hand, and all third parties, on the other hand.  Schedule 3.17(g) identifies each third party with which the Company and each Subsidiary has entered into a nondisclosure agreement, the effective date thereof, the termination date thereof, and the term limit for maintaining the confidentiality of any information disclosed therein.  The Company and each Subsidiary have materially complied with all applicable contractual and legal requirements pertaining to the handling or use of third party confidential information, Intellectual Property, and/or trade secrets that it has received from a third party under any nondisclosure agreement. No complaint alleging an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of the Company, threatened in writing against the Company or any Subsidiary.  To the knowledge of the Company, there has been no (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or any Subsidiary or (ii) breach of the Company’s or any Subsidiary’s security procedures wherein confidential information has been disclosed to a third party Person.

(h)                                 Nondisclosure and Assignment of Invention Agreements.  Except as set forth on Schedule 3.17(h), all officers, employees, consultants and independent contractors of the Company and each Subsidiary have executed and delivered to the Company written agreements (i) requiring each such officer, employee, consultant or independent contractor to protect and preserve the confidentiality of the Company’s confidential information and (ii) expressly assigning to the Company or a Subsidiary all Intellectual Property arising from the services performed for the Company or a Subsidiary by such Persons. To the knowledge of the Company, none of the Company’s employees have violated the Company’s or any Subsidiary’s policies or practices related to protection of trade secrets or confidential information.

(i)                                     Development of Intellectual Property By Employees and Contractors.  Except as set forth on Schedule 3.17(i), all Company Owned Intellectual Property has been created by employees of the Company or a Subsidiary or by independent contractors or consultants of the Company or a Subsidiary who have executed valid and binding agreements expressly assigning all right, title and interest in such Intellectual Property to the Company or a Subsidiary and waiving their non-assignable rights (including moral rights) in such developed Intellectual Property in favor of the Company or a Subsidiary and their permitted assigns and licensees, and who have no residual claim to such materials. Except as set forth on Schedule 3.17(i), to the extent that any Intellectual Property has been developed or created independently or jointly by an independent contractor or other third party for the Company or a Subsidiary, the Company or such Subsidiary has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment. To the knowledge of the Company, none of the activities of the employees of the Company or any Subsidiary violates any contract, obligation or other arrangement which any such employee has with a former employer.

(j)                                    Noncontravention.  Except as set forth on Schedule 3.17(j), the consummation and performance of the Merger and the other transactions contemplated by this Agreement will not (i) cause a breach of or default by the Company under, or create on behalf of any third party a right to terminate or modify, any license or other agreement relating to Company Intellectual Property; (ii) restrict the continued use by the Company or any Subsidiary of the Company Intellectual Property to any greater or different extent than the restrictions to which the Company or any Subsidiary is currently subject, or cause any loss of, the diminishment in value of, or the loss of rights to Exploit, any Company Intellectual Property;  (iii) cause the grant to any third party of any new, additional or expanded right to receive or Exploit any Company Owned Intellectual Property; (iv) cause the Company or any Subsidiary to be bound by, or subject to, any non-compete or other material restriction in the operation or scope of its business; or (v) cause the Company or any Subsidiary to be obligated to pay any royalties or other material amounts, or offer any incremental discounts, to any third party in excess of those currently payable by the Company or any Subsidiary; provided, however, that no representation and warranty is made with respect to any obligations of Parent or Merger Sub prior to the Effective Time, or to any acts or omissions undertaken by Parent or Merger Sub after the Effective Time.

(k)                                 Educational Institutions; Governmental Authorities.  No Company Owned Intellectual Property was developed by, or directly as the result of the use of any facilities or resources of educational institutions or any Governmental Authority in a manner that would cause such educational institutions or Governmental Authority to receive any right in such Company Owned Intellectual Property.

(l)                                 Company Source Code.  Neither the Company nor any Subsidiary has licensed, distributed or disclosed, and the Company does not have any knowledge of any license, distribution or disclosure by others (including the Company’s and its Subsidiaries’ employees and contractors) of, the Company Source Code to any Person that was not an employee, consultant, independent contractor, or escrow agent of the Company or any Subsidiary at the time of disclosure, except pursuant to the agreements listed on Schedule 3.17(l), and the Company and each Subsidiary have taken all reasonable physical and electronic security measures to prevent unauthorized disclosure of such Company Source Code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the Merger or the other transactions contemplated by this Agreement, cause the disclosure or release of such Company Source Code by the Company or any Subsidiary, escrow agent(s), or any other Person to any third party.

(m)                             Open Source Materials.  Schedule 3.17(m) lists all Open Source Materials that the Company or any Subsidiary has incorporated into any Company Products and describes the manner in which such Open Source Materials have been utilized, including, without limitation, whether and how the Open Source Materials have been modified, licensed and/or distributed by the Company and each Subsidiary. Except as specifically disclosed in Schedule 3.17(m), neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Company Product;  (ii) used Open Source Materials in Company Products in a manner that creates obligations for the Company or any Subsidiary, as a condition of Exploitation of such Open Source Materials, to cause any Company Owned Intellectual Property to be (x) disclosed, distributed or otherwise made available in source code form, (y) licensed for the purpose of making derivative works or (z) redistributable at no charge or minimal charge.

(n)                                 No Defects; No Malicious Code.    Schedule 3.17(n) lists all currently open and unresolved warranty claims for the Company Products that were received by the Company during the current calendar year.  To the Company’s knowledge, the Company Products did not contain (at the time of delivery thereof by the Company to a distributor, reseller, end-user customer, or other third party) any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that in each case is capable of disrupting, disabling, or otherwise impeding the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or damaging or destroying any data or file without the user’s consent.

(o)                                 Personal Information.  The Company’s and the Subsidiaries’ collection, retention and Exploitation of data that enables the identification of the identity of an individual natural person and that has been collected by the Company or any Subsidiary from any such person is has been and is currently materially in compliance with the Company’s or the applicable Subsidiary’s current published privacy policy.

3.18                        Related Party Transactions.  The Company has not, since December 31, 2012, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or officer (or equivalent thereof) of the Company.  No officer or director of the Company has received since December 31, 2012, nor is entitled to receive, any material compensation from any Person that has engaged in or is engaging in any material transaction with the Company.  The Company is not a party to or bound by any Contract with any Related Party.

3.19                        Customers and Suppliers.  Schedule 3.19 identifies the top ten (10) customers (based on current fiscal year revenues) of the Company (“Significant Customers”) and the top ten (10) suppliers (based on current fiscal year revenues) of the Company (“Significant Suppliers”). No Significant Customer or Significant Supplier has terminated or threatened in writing to terminate its relationship with the Company or has during the last twelve (12) months materially decreased, limited or otherwise changed the terms and conditions for the purchase or sale, as applicable, of goods or services to or from the Company, or threatened in writing to do so, and the Company does not know of any written or oral communication, fact, event or action which exists or has occurred which would indicate that any Significant Customer or Significant Supplier would do so, whether as a result of the transaction contemplated hereby or otherwise.

3.20                        Brokers.  Except as set forth on Schedule 3.20, no Person has, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Surviving Corporation or the Company for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Company.

3.21                        Bank Accounts; Powers of Attorney.  Schedule 3.21 sets forth a true, correct and complete list of the names and locations of all banks and other financial institutions at which the Company and each of its Subsidiaries maintain an account or safe deposit box, the names of all Persons authorized to withdraw therefrom or have access thereto and the names of all Persons holding powers of attorney from the Company or any of its Subsidiaries as of the date of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SIGNIFICANT STOCKHOLDERS

As a material inducement to the Parent and Merger Sub to enter into this Agreement, and to consummate the transactions contemplated hereby, each Significant Stockholder, severally but not jointly, represent and warrant to the Parent as of the date hereof and as of the Closing, as follows:

4.1                               Authority for Agreement.  Such Significant Stockholder has full power, authority and legal right to enter into and perform its obligations under this Agreement and each other document contemplated hereby to which the Significant Stockholder is or will be a party and to consummate the transactions contemplated hereby and thereby.  This Agreement and the other documents contemplated hereby to which the Significant Stockholder is a party have been or will be duly executed and delivered by the Significant Stockholders, as applicable, and are legal, valid and binding obligations of the Significant Stockholders, enforceable against the Significant Stockholders in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and general principles of equity.

4.2                               No Violation to Result.  Except as set forth on Schedule 4.2, the execution, delivery and performance by the Significant Stockholders of this Agreement and the other documents contemplated hereby and the consummation by the Significant Stockholders of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time or both):

(a) (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by, any Contract to which any of the Significant Stockholders is a party or by which any of the Significant Stockholders or the Significant Stockholders’ assets are bound or (ii) violate any Law or other legal requirement of any Government Authority applicable to any Significant Stockholder; (b) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; or (c) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person upon any of the Company Stock or any of the properties or assets of the Company.  Other than as set forth on Schedule 4.2, no notice to, filing with, or consent of, any Person is necessary in connection with, and no “change of control” provision is, or will be, triggered by, the authorization, approval, execution, delivery or performance by the Significant Stockholders of this Agreement and the other documents contemplated hereby nor the consummation by the Significant Stockholders of the transactions contemplated hereby or thereby.  The Significant Stockholders have given all notices, made all filings and obtained all consents set forth on Schedule 4.2 or will have done so prior to Closing.

4.3                               Title.  Schedule 4.3 sets forth such Significant Stockholders’ record and beneficial ownership of Company Stock, Company Options or Series A Warrants, as the case may be, as of the date hereof. Such Significant Stockholder has good and valid title to all such Company Stock, Company Options or Series A Warrants, as the case may be, free and clear of all Encumbrances. Such Significant Stockholder has, as of the date hereof, no other equity interests or rights to acquire equity interests in the Company or any of its Subsidiaries.

4.4                               Litigation.  There is no Proceeding pending or threatened against or affecting any of the Significant Stockholders or their assets before any court, agency, authority or arbitration tribunal that will adversely affect consummation of the Merger or any of the transactions contemplated by this Agreement.

4.5                               Brokers.  Except as set forth on Schedule 3.23, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Parent, the Company or the Significant Stockholders or any of their respective Affiliates for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Significant Stockholders.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

5.1                               Organization.  Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or properties owned, leased or operated by it or the nature of its activities makes such qualification necessary.  Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or properties owned, leased or operated by it or the nature of its activities makes such qualification necessary.  Each of Parent and Merger Sub has full corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties and to conduct its business as conducted.

5.2                               Authority for Agreement.  Each of Parent and Merger Sub has full power, authority and legal right to enter into and perform its obligations under this Agreement and the other documents contemplated hereby to which Parent or Merger Sub, as applicable, is or will be a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized.  No other corporate proceedings on the part of Parent or Merger Sub are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby.  This Agreement and the other documents contemplated hereby to which Parent or Merger Sub, as applicable, is a party is the legal, valid and binding obligations of Parent or Merger Sub, as applicable, enforceable against Parent in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights in general.

5.3                               No Violation to Result.  Except as set forth on Schedule 5.3, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other documents contemplated hereby and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time):  (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by, (x) any of the terms of the certificate of incorporation or bylaws of either Parent or Merger Sub or any resolution adopted by the board of directors of Parent or Merger Sub or stockholders of Parent or Merger Sub, or (y) any Contract or encumbrance to which Parent or Merger Sub is a party or by which it is bound; or (z) any law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any Government Authority applicable to Parent or Merger Sub; (ii) give any Person the right to declare a default, exercise any remedy or accelerate the performance or maturity under any such Contract to which Parent or any of its Affiliates is a party, or cancel, terminate or modify any such Contract; or (iii) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person, upon any of the properties or assets of Parent or Merger Sub.  Other than as set forth on Schedule 5.3 or as otherwise expressly set forth herein, no notice to, filing with, or consent of, any Person is necessary in connection with the execution, delivery or performance by Parent or Merger Sub of this Agreement and the other documents contemplated hereby nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby.

5.4                               Interim Operations of Merger Sub.  Merger Sub is wholly-owned (directly or indirectly) by Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

5.5                               Brokers.  Except as set forth on Schedule 5.5, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company for any commission, fee or other compensation payable as a finder or broker because of any act or omission by Parent or Merger Sub.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1                               Access to Properties and Records.  From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to, afford to Parent’s Representatives reasonable access during the Company’s normal business hours and in a manner not unreasonably disruptive under the circumstances, to all of the Company’s, and each of its Subsidiaries’, assets, properties, books and records and Representatives in order to afford Parent as full an opportunity of review, examination and investigation as it shall reasonably request of the affairs of the Company and its Subsidiaries, and Parent and its representatives shall be permitted to make extracts from, or take copies of, such books, records (including the share record and minute books) or other documentation as may be reasonably requested.  During the Pre-Closing Period, the Company shall furnish or cause to be furnished to Parent such reasonable financial and operating data and other information about the Company, its business as presently conducted, as conducted in the past and as presently proposed to be conducted in the future, and properties and assets which any of the Representatives of Parent may reasonably request.  No information or knowledge obtained by Parent, its Representatives or any Indemnified Parties in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty of the Company or the Significant Stockholders contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement or any provision hereof.

6.2                               Interim Covenants of the Company.  During the Pre-Closing Period, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by Parent(which consent will not be unreasonably withheld or delayed) or as otherwise set forth in Schedule 6.2, the Company shall (i) use commercially reasonable efforts to keep intact the Company and its business, as presently conducted and as conducted in the past; (ii) not take any action or omit to take any action other than in the ordinary course of its business as the same is presently being conducted; (iii) use commercially reasonable efforts to keep available the services of the directors, officers, employees, independent contractors and agents of the Company and retain and maintain good relationships with its clients and maintain the Company’s assets and the Facilities in good condition; (iv) perform their obligations under the Significant Contracts; (v) maintain the goodwill and reputation associated with the Company and (vi) to the extent requested by Parent, take such actions as may be required to terminate any or all of the Company Plans prior to the Closing Date.  Without limiting the generality of the foregoing, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by Parent (which consent will not be unreasonably withheld or delayed), the Company shall not:

(a)                                 adopt or propose any change to the Certificate of Incorporation, Bylaws or other organizational documents of the Company;

(b)                                 merge or consolidate with any other Person or acquire a material amount of shares or assets of any other Person or effect any business combination, recapitalization or similar transaction;

(c)                                  purchase, sell, lease or dispose of or make any contract for the purchase, sale, lease or disposition of or make subject to a security interest or any other Encumbrance, any of the Company’s properties or assets, other than in the ordinary and usual course of its business, for a consideration at least equal to the fair value of such property or asset;

(d)                                 (i) increase or promise to increase the compensation payable or to become payable (including, without limitation, bonus grants, incentive payments and retention payments), other than annual adjustments to base salary made in the ordinary course of business consistent with past practice, or increase or accelerate or promise to increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit not required as of the date hereof by a Company Plan as existing on the date hereof and disclosed in Schedule 3.8(a), to the directors, officers, employees, consultants or other service providers of the Company or any Subsidiary; (ii) grant or promise to grant any severance or termination pay or retention payments or benefits to, or enter into or amend any employment, severance, retention, change in control, consulting or termination Contract with, any director, officer, employee, consultant or other service provider of the Company or any Subsidiary; (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Significant Contract, Company Plan, trust, fund, policy or arrangement for the benefit of any director, officer, employee, consultant or other service provider of the Company or any Subsidiary; (iv) pay or make, or agree or promise to pay or make, any accrual or other arrangement for, or take, or agree to take, any action to fund or secure payment of, any severance pension, indemnification, retirement allowance, or other benefit; (v) hire (or agree or commit to hire, employ or engage), elect or appoint any officer, director, employee. consultant or other service provider of the Company or any Subsidiary other than in the ordinary course of business consistent with past practice or in accordance with the Company’s 2013 budget; or (vi) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any Key Employee or any management, supervisory or other key personnel of the Company or any Subsidiary;

(e)                                  incur any indebtedness or borrowings, whether or not in the ordinary course of its business, or issue any notes or commercial paper;

(f)                                   enter into any Contract (i) which would be required to be listed on Schedule 3.12 had it been entered into prior to the date hereof or (ii) in which any Affiliate of the Company or any Stockholder has any direct or beneficial interest;

(g)                                  amend or prematurely terminate, or waive any material right or remedy under, any Significant Contract;

(h)                                 write-off as uncollectible, discount, or establish any extraordinary reserve with respect to, or accelerate the collection of, any account receivable or other receivable or defer or postpone the payment in full or any accounts payable;

(i)                                     authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, phantom rights, commitments, subscriptions, rights to purchase or otherwise) any shares of the Company’s capital stock or any other securities, provided, however that (i) the Company may issue shares of Company Stock in connection with the exercise of Company Options or Series A Warrants; and (ii) the Company may issue shares of Company Common Stock in connection with the conversion of Company Preferred Stock;

(j)                                    redeem, purchase or otherwise acquire, directly or indirectly, any shares of the Company’s capital stock or debt securities or any option, warrant or other right to purchase or acquire any such shares, or declare, accrue, set aside or pay any dividend or other distribution (whether in cash, shares or other property) with respect to such capital stock (except in connection with the termination of a Person’s service or employment with the Company);

(k)                                 create, incur or assume any liability or indebtedness, except in the ordinary course of business consistent with past practices, or postpone or defer the creation, incurrence, or assumption of any liability or indebtedness that would otherwise be created, incurred or assumed in the ordinary course of business absent the execution of this Agreement;

(n)                                 pay or apply any of the Company’s assets to the direct or indirect payment, discharge, satisfaction or reduction of any Indebtedness or Non-Ordinary Course Liabilities;

(l)                                     change any of its methods of accounting or accounting practices in any respect;

(m)                             commence or settle any legal proceeding, action, demand, or claim;

(n)                                 make, amend or revoke any election with respect to Taxes, amend any Tax Return, change any method of accounting, or settle or compromise any Tax Liability, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case, that would have any material effect on the Company’s Tax Liabilities for any taxable period; or

(o)                                 agree or commit to do any of the foregoing.

6.3                               Publicity and Disclosure.  Parent shall determine the form and substance of any press release, publicity or other communication related to this Agreement or the transactions contemplated hereby; provided, however, that Parent and the Company shall mutually agree on the form and substance of the initial press release announcing this Agreement and the transactions contemplated hereby.  No Party shall make any disclosure of this Agreement or the existence, terms and conditions hereof (whether or not in response to an inquiry about the existence or subject matter of this Agreement) to any Person unless previously approved by Parent in writing.  Notwithstanding the foregoing, nothing contained herein shall prohibit Parent from making any disclosure which Parent in good faith believes is required by, or advisable according to, applicable Laws, regulations or stock market rules. Notwithstanding anything in this Agreement to the contrary, following Closing, the Stockholders’ Representative shall be permitted to: (i) after the public announcement of the Merger, publicly announce that it has been engaged to serve as the Stockholders’ Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein; and (ii) disclose information as required by law or to employees, advisors or consultants of the Stockholders’ Representative and to the Participating Holders, in each case who have a need to know such information, provided that such persons either (A) agree to observe the terms of this Section 6.3 or (B) are bound by obligations of confidentiality to the Stockholders’ Representative of at least as high a standard as those imposed on the Stockholders’ Representative under this Section 6.3.

6.4                               No Solicitation.

(a)                                 During the Pre-Closing Period, the Company shall not (and the Company shall cause the Company’s Representatives not to) solicit or encourage the initiation or submission of interest, offers, inquiries or proposals (or consider or entertain any of the foregoing) from any Person (including, without limitation, by way of providing any non-public information concerning the Company, its business or assets to any Person or otherwise), initiate or participate in any negotiations or discussions, or enter into, accept or authorize any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any expression of interest, offer, proposal to acquire, purchase, license, or lease (i) all or a substantial portion of the Company’s business or assets (including, without limitation the Company Intellectual Property), or (ii) the Company’s capital stock or other securities, in each case whether by stock purchase, merger, consolidation, combination, reorganization, recapitalization, purchase of assets, tender offer, lease, license or otherwise (any of the foregoing, a “Competing Transaction”).  The Company shall, and the Company shall cause its Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Parent) relating to a possible Competing Transaction, and shall promptly provide Parent with an oral and a written notice of any expression of interest, proposal or offer relating to a possible Competing Transaction that is received by the Company or by any of the Company’s Representatives from any person, which notice shall contain the nature of the proposal proposed and the material terms of the proposal and include copies of any such notice, inquiry or proposal.

(b)                                 Neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify the Recommendation;

provided, however, that prior to the receipt of the Requisite Vote the board of directors of the Company may withdraw, amend or modify the Recommendation, and may make any statement required by applicable laws, if (x) the Company receives an unsolicited, written proposal for a Competing Transaction that the board of directors of the Company determines in good faith, after having taken into account the advice of the Company’s outside legal counsel and its independent financial advisors, is reasonably likely to result in a Superior Proposal that is reasonably likely to be consummated by the Company, (y) the board of directors of the Company determines in good faith, upon written advice of outside legal counsel, that a change in the Recommendation is necessary in order to comply with its fiduciary duties under the DGCL, and (z) the Company shall have complied with the notice requirement set forth in Section 6.4(a) and provided Parent with no less than five (5) business days’ notice of any contemplated withdrawal, amendment or modification to the Recommendation, during which time the Company and Parent shall negotiate in good faith regarding any changes to the terms of the Transaction contemplated hereby that may be proposed by Parent such that the Competing Transaction would no longer be reasonably likely to result in a Superior Proposal.  For purposes of this Agreement, a “Superior Proposal” shall mean any bona fide proposal for a Competing Transaction that is on terms that the board of directors of the Company has determined in good faith, upon written advice of its financial advisor and outside legal counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof is superior from a financial point of view to the transactions contemplated by this Agreement.

6.5                               Notification of Certain Matters.  During the Pre-Closing Period, each of the Company and Parent shall give prompt notice to the other of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained herein to be untrue or inaccurate in any respect at or prior to the Closing such that any of the conditions set forth in Article 7 or Article 8, as applicable, hereof would not be satisfied; and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such hereunder, in each case such that any of the conditions set forth in Article 7 or Article 8, as applicable, hereof would not be satisfied.

6.6                               Tax Matters.

(a)                                 Preparation of Tax Returns after Closing.

(i)                                     Parent shall prepare and file (or cause to be prepared and filed) with the appropriate Taxing Authorities all Tax Returns required to be filed by the Company or any of its Subsidiaries with respect to any taxable period beginning before the Closing Date that become due after the Closing Date (each a “Parent Required Prepared Return”), and any Tax Returns required to have been filed by the Company that have not been filed on or before the Closing Date (each a “Parent Permitted Return” and with Parent Required Prepared Returns, “Parent Prepared Returns”).  Each Parent Prepared Return shall be prepared in a manner consistent with prior practice of the Company and its Subsidiaries unless otherwise required by applicable Tax Law or consented to by the Stockholders’ Representative (which consent may not be unreasonably delayed or withheld).

(ii)                                  If the Tax shown as due on any Parent Prepared Return would be subject to indemnification by the Participating Holders pursuant to Section 9.1, Parent shall provide the Stockholders’ Representative with a copy of such Parent Prepared Return for review and comment at least thirty (30) days prior to the filing of such Tax Return (or, if required to be filed within thirty (30) days after the Closing or the end of the taxable period to which such return relates, as soon as reasonably possible following the Closing or the end of such taxable period, as the case may be), accompanied (if relevant) by a statement setting forth and calculating in reasonable detail the Taxes that are shown as due on such Tax Return and claimed to be indemnifiable pursuant to Section 9.1.  Parent shall cause such Tax

Return to be revised as reasonably requested in writing by the Stockholders’ Representative at least five (5) days prior to the required filing date of such Tax Return.  For purposes of the foregoing, a revision to a Parent Prepared Return shall not be considered to have been reasonably requested if (w) there is not substantial authority for the requested change in reporting within the meaning of Section 6662 of the Code, (x) a reserve for Tax liability would be required to be established in the financial statements of Parent or the Company for potential Tax liability that is not shown as due on such Tax Return or (y) Parent reasonably determines that the position is not more likely than not to be sustained and either the Damages that foreseeably could result from the failure to sustain the requested Tax reporting position would not be indemnifiable to Parent under this Agreement or there is not adequate security for the potential indemnification obligations of the Participating Holders under Section 9.1 for such Damages.

(iii)                               Parent shall, subject to any indemnification pursuant to Section 9.1, pay or cause to be paid the Tax shown as due on each Parent Prepared Return.

(b)                                 Allocation of Taxes.  The Stockholders, Parent and the Company and its Subsidiaries shall, to the extent permitted by applicable Tax Law, cause the taxable period of the Company and each of its Subsidiaries to end as of the close of the Closing Date.  For purposes of this Agreement, Taxes incurred by the Company or its Subsidiaries with respect to a taxable period that includes but does not end on the Closing Date, shall be allocated to the portion of the period ending on the Closing Date as follows:  (i) except as provided in (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, (ii) except as provided in (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise feasibly allocable to specific transactions or events, in proportion to the number of days in such period occurring through and including the Closing Date compared to the total number of days in such taxable period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the Closing Date.  It is acknowledged for avoidance of doubt that the Participating Holders shall have no indemnity obligation under Section 9.1(a) with respect to any Specified Taxes without regard to whether such Taxes would be allocable to a taxable period ending on or before the Closing Date under the above principles.  Any Tax credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date.

(c)                                  Tax Proceedings.  Any Party who receives any notice of a pending or threatened Tax audit, assessment, or adjustment against or with respect to the Company or its Subsidiaries that may give rise to Liability of another Party hereto or the Participating Holders (including pursuant to the indemnification provisions of this Agreement), shall promptly notify such other Party within ten (10) business days of the receipt of such notice.  The Parties each agree to consult with and to keep the other Parties hereto informed on a regular basis regarding the status of any Tax Proceeding to the extent that such Proceeding could affect a Liability which could reasonably be a basis for a claim pursuant to the indemnity obligations hereunder.  Parent will have the right to control the conduct of and the resolution of any Proceeding which could reasonably be a basis for a claim pursuant to the indemnity obligations hereunder; provided, however, (i) the Stockholders’ Representative shall have the right (but not the duty) to participate in the defense of any such Proceeding and to employ counsel, at the expense of the Participating Holders, separate from the counsel employed by Parent, and (ii) Parent may not settle any such Proceeding in any manner which would adversely affect the Participating Holders without the written consent of the Stockholders’ Representative (which consent will not be unreasonably withheld or delayed).

(d)                                 Cooperation, Access to Information, and Record Retention.  The Stockholders, Parent and the Company and its Subsidiaries shall cooperate, and shall cause their representatives to cooperate, as and to the extent reasonably requested by any other Party hereto in connection with the preparation and filing of Tax Returns as provided herein, any Proceeding with respect to Taxes, and any determination regarding reflection of Tax liabilities of the Company or its Subsidiaries in financial statements of Parent.  Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, Proceeding relating to Taxes or any preparation of financial statements, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Stockholders, Parent and the Company and its Subsidiaries shall (i) retain all books and records with respect to Taxes of the Company and its Subsidiaries (including Tax Returns) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period and (ii) give the other Parties hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, allow the other Party to either copy or take possession of such books and records.

(e)                                  Tax Certificates.  The Parties further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Government Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

(f)                                   Termination of Tax Sharing Agreements.  All Tax sharing agreements or similar agreements between the Company or any of its Subsidiaries and any other Person (other than any such agreement created by the execution of this Agreement and any Excluded Tax Sharing Agreements) shall be terminated on or before the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any Liability thereunder.

(g)                                  Transfer Taxes and Tax Indemnity.

(i)                                     Notwithstanding any provision to the contrary in this Agreement, all Korea Transfer Taxes incurred by any Stockholder in connection with the transactions contemplated by this Agreement shall be paid by such Stockholder when due.  Such Stockholder shall, at such Stockholder’s expense, prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.  If required by applicable Law, Parent shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(ii)                                  All Transfer Taxes (other than Korea Transfer Taxes) imposed on the Company or its Subsidiaries or Parent or its Affiliates in connection with consummation of the Merger shall be borne 50% by the Participating Holders (directly by indemnification, or by inclusion of such, as a Tax liability of the Company attributable to a taxable period ending on or before the Closing Date, in Closing Liabilities), and 50% by Parent.

(iii)                               Parent shall indemnify each Participating Holder for any increase in Tax imposed on such Participating Holder by reason of the consummation of the Merger which increase is attributable to direct or indirect ownership of capital stock of the Merger Sub at the Effective Time by a person that is not a U.S. person within the meaning of Section 7701(a)(30) of the Code.

6.7                               Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, audit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with such Party or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending

Party (unless the contesting or defending Party is entitled to indemnification therefor under Article IX below).

6.8                               Reasonable Efforts.  During the Pre-Closing Period, each Party agrees to use all reasonable efforts promptly to take, or cause to be taken, all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Government Authorities or any other Person required to consummate the Merger and the other matters contemplated hereby, (b) provide such other information and communications to such Government Authorities or other public or private Persons as the other Party or such Government Authorities or other public or private Persons may reasonably request in connection therewith, and (c) execute such further documents, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be required to consummate and make effective the transactions contemplated by this Agreement including, without limitation, the satisfaction of all conditions hereto.  If applicable, the Parties shall file all notices and other information and documents required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, as promptly as practicable after the date hereof.

6.9                               Company Employees.  The Company agrees that during the Pre-Closing Period it shall make all reasonable efforts to maintain good relations with its employees and will honor all previous agreements with employees to be performed prior to Closing.  The Company agrees that promptly after the date hereof it shall allow Parent to make a presentation to the Company’s and each of its Subsidiaries’ employees and to interview such employees for continued employment with the Company or its Subsidiaries, as applicable, after the Closing.  During the Pre-Closing Period, the Company will use all reasonable efforts to cause such Company Employees to make available their employment services to the Surviving Corporation.

6.10                        Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the board of directors of the Company shall use commercially reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the Merger and such other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms set forth in this Agreement and otherwise act to eliminate the effects of any Takeover Statute on the Merger and any of the other transactions contemplated by this Agreement.

6.11                        Employee Benefits Matters.  Effective immediately preceding the Closing, the Company will terminate any and all Company Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code and, at the request of Parent, the Company will provide Parent with evidence that such plans have been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the board of directors of the Company or other duly-designated authority.  In addition, at the request of Parent no later than five (5) days prior to the Closing, the Company will terminate any one or more Welfare Plans, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective as of the date specified by Parent and, at the request of Parent, the Company will provide Parent with evidence that such Welfare Plans have been so terminated pursuant to resolutions duly adopted by the board of directors of the Company or other duly-designated authority.  The Company also shall take such other actions in furtherance of terminating such Company Plans as Parent may reasonably require. Prior to the Closing, each of the officers, directors, employees and Affiliates of the Company shall repay in full, in accordance with their terms, all debts and other obligations, if any, owed to the Company.

6.12                        Company Stockholder Approval.

(a)                                 Subject to Section 6.4(b), the Company, through its board of directors, shall unanimously recommend to the Stockholders that the Stockholders approve and adopt this Agreement, the Merger and the transactions contemplated hereby and thereby (the “Recommendation”).  As soon as practicable after the execution of this Agreement and in accordance with the DGCL, the Company shall submit this Agreement, the Merger and the transactions contemplated hereby and thereby, together with a consent solicitation statement describing the Company, the principal terms of the Merger and the transactions contemplated hereby in form and substance that complies in all respects with the DGCL, the Company’s Certificate of Incorporation and the Bylaws and which includes the Recommendation (the “Consent Solicitation Statement”) to all of the Stockholders for approval as provided by the DGCL and the Company’s Certificate of Incorporation and Bylaws.

(b)                                 The Company shall promptly solicit, but in any event within three (3) business day of the date of this Agreement, and use reasonable and diligent efforts to promptly obtain written consents of the Stockholders constituting the Requisite Vote to approve the Merger, and to enable the Closing to occur as promptly as practicable following the date hereof, this Agreement, the other documents contemplated hereby and the transactions contemplated hereby and thereby (“Written Consents”).  Prior to the distribution of the Consent Solicitation Statement or Information Statement, as defined below (or in each case any amendment or supplement thereto), Parent and its counsel shall be provided copies of the Consent Solicitation Statement and Information Statement (and any such amendment or supplement) and shall be provided a reasonable opportunity to review and comment thereon.  The Company shall comply with the DGCL and all other applicable Laws with respect to the submission of this Agreement, the Merger and the transactions contemplated hereby and thereby, the distribution of the Consent Solicitation Statement and the solicitation of the Written Consents.

(c)                                  Promptly, but in no event more than three (3) Business Days after the date of the Written Consents, the Company or Parent shall (i) deliver notice to each Company Stockholder that did not execute a Written Consent (the “Nonconsenting Stockholders”) of the action by Written Consent of the Company Stockholders pursuant to and in accordance with the applicable provisions of the DGCL, and the Company’s Certificate of Incorporation and By-laws, (ii) deliver the notice required pursuant to the applicable provisions of the DGCL informing the Nonconsenting Stockholders that dissenters’ rights are available for their shares along with such other information as is required by applicable provisions of the DGCL, and (iii) without limiting the generality of clause (ii), deliver an information statement (the “Information Statement”) containing substantially the same information as is contained in the Consent Solicitation Statement.  Each Party hereto agrees that the information supplied by such Party for inclusion in the Consent Solicitation Statement and the Information Statement will not, on the date the Consent Solicitation Statement and the Information Statement is first sent or furnished to the Company Stockholders or at any time Written Consents are being solicited, contain any statement which, at such time, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.

(d)                                 During the Pre-Closing Period, each of the Significant Stockholders agrees not to, and each Significant Stockholder agrees not to permit any Person to, directly or indirectly, (i) sell, assign, transfer, tender, pledge, encumber or otherwise dispose of (each, a “Transfer”), any Company Stock, other than pursuant to this Agreement, (ii) discuss, negotiate, make an offer or enter into an agreement, commitment or other arrangement, whether or not in writing, with respect to any Transfer of any Company Stock, or (iii) take any other action that could restrict or otherwise adversely affect such Significant Stockholder’s legal power, authority and right to comply with its obligations under this Agreement.  During the Pre-Closing Period, at every meeting of the Stockholders called with respect to any of the following, and at every postponement or adjournment thereof, and on every action or approval by written consent or resolution of the stockholders of Company with respect to any of the following, each of the Significant Stockholders shall vote or cause to be voted (including by written consent, if applicable), all Shares held or controlled by each of them (a) in favor of (i) approval of the Merger and this Agreement and (ii) any other transactions contemplated hereby or other matters that could reasonably be expected to facilitate the Merger, and (b) against the adoption of any Competing Transaction.  Each Significant Stockholder hereby waives any rights of appraisal or rights of dissent to be exercised with respect to the Shares held by each of them.

(e)                                  Promptly after the date hereof, the Company shall submit to the Company’s stockholders for approval (in a manner satisfactory to Parent), by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments or benefits that may, separately or in the aggregate, exceed 299% of such recipient’s “base amount” (as that term is defined in Section 280G of the Code) (which determination shall be made by Company and shall be subject to review and approval by Parent), such that such payments and benefits shall not be deemed to be constitute “parachute payments” pursuant to Section 280G of the Code, and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that (i) a vote of the stockholders of the Company was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder.

6.13                        Employee Matters.

(a)                                 Parent shall provide or shall cause to be provided immediately following the Effective Time, to all employees of the Company whose employment continues with Parent or the Surviving Corporation or any applicable Subsidiary of Parent or Surviving Corporation following the Effective Time (the “Continuing Employees”): (i) an annual base salary or hourly wage rate that is no less favorable than the annual base salary or hourly wage rate in effect as of immediately prior to the Effective Time, and (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits that are provided to similarly-situated employees of Parent under a Parent Plan.

(b)                                 To the extent that Continuing Employees are transitioned to the employee welfare and retirement benefit plans of Parent or its subsidiaries after the Effective Time (each a “Parent Plan”) and to the extent permitted by Law, applicable Tax qualification requirements and the provisions of the applicable Parent Plan, and subject to any applicable break in service or similar rule, (i) each Continuing Employee shall be credited with his or her years of service with the Company or its Subsidiary (or any predecessor entities) before the Effective Time for purposes of eligibility to participate, vesting and determination of level of benefits (but not for purposes of benefit accruals under any Parent Plans or to the extent that such recognition would result in duplication of benefits), but only to the extent such service would have been taken into account under a Parent Plan had such service been performed as an employee of Parent and provided that, if the Company maintained a comparable plan prior to the Effective Time, such service will only be credited to the extent such service was credited under such Company Plan; and (ii) for purposes of each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to cause its third-party insurance providers or third-party administrators to ensure that such Continuing Employees will receive credit under such medical plans for the shorter of (i) the plan year in which the Closing occurs and (ii) the period commencing on such Continuing Employee’s date of hire towards applicable deductibles and out-of-pocket limits for expenses incurred for the plan year in which the Closing occurs under the corresponding Company Plans.

(c)                                  No provision of this Agreement is intended to provide or create any third party beneficiary rights in any stockholder, Key Employee, consultant, contractor or any other

Person, including any rights of employment for any specified period and/or any employee benefits, other than the parties hereto and their respective successors and permitted assigns.  In addition, no provision of this Agreement is intended, or shall be interpreted, to amend any term or condition of any employee related plan, program or policy of Parent or any subsidiary of Parent or to prohibit the amendment of any such plan, program or policy.

6.14                        Indemnification of Officers and Directors of the Company.

(a)                                 From and after the Effective Time, Parent and the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company pursuant to any Contract to which the Company or any of its Subsidiaries is a party or the Company or any of its Subsidiaries organizational documents in effect as of the date of this Agreement providing for the indemnification and exculpation from liability of its officers or directors and former officers and directors with respect to claims arising from facts or events that occurred before or at the Effective Time (the Persons entitled to be indemnified pursuant to such provisions, and all other current and former officers and directors of the Company or any of its Subsidiaries, and all other Persons entitled to be indemnified pursuant to such provisions or agreements being referred to collectively as the “Pre-Closing Indemnified Parties”).

(b)                                 For the period from the Effective Time through the sixth anniversary of the Closing Date, Parent and the Surviving Corporation shall, solely with respect to claims arising from facts or events that occurred before or at the Effective Time, cause to be maintained in effect, for the benefit of the Pre-Closing Indemnified Parties (the “Insured Parties”), the current directors’ and officers’ liability insurance coverage as set forth in the Company’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement or provide for coverage and amounts on terms and conditions which are, in aggregate, no less advantageous to the Insured Parties; provided, however, that:  (i) in no event shall Parent or the Surviving Corporation be required pursuant to this Section 6.14 (b) to expend in any one year an amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost equal to such amount; and (ii) in lieu of the foregoing, and notwithstanding anything contained in clause “(i)” above, the Company may obtain a prepaid tail policy prior to the Effective Time that provides the Insured Parties with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the Closing Date.

(c)                                  If Parent or the Surviving Corporation or any of the successors or assigns of Parent or the Surviving Corporation (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any other Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.14.  This Section 6.14: (A) shall survive the consummation of the Merger and the Effective Time; (B) is intended for the benefit of, and will be enforceable by, each Insured Party and his or her heirs and representatives; (C) shall be binding on all successors and assigns of Parent and the Surviving Corporation; and (D) provides rights that are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Insured Party, or any heir or representative of any Insured Party, may have by contract or otherwise.

6.15                        Books and Records.  Prior to the Closing, the Company shall deliver to Parent the original share records of the Company, books of account, minute books, minutes and other records of all meetings of the Company, the corporate seal of the Company and such other documents, records, keys and other items as shall be necessary for the operation of the business of the Company;

ARTICLE VII
CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub under this Agreement to consummate the Merger and the other transactions contemplated hereby are subject to the fulfillment and satisfaction, prior to or at the time at which the Closing is scheduled to occur, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by Parent in writing.

7.1                               Representations and Warranties.  All of the representations and warranties of the Company and Significant Stockholders contained in this Agreement: (i) shall be true, correct and complete in all material respects at and as of the date of this Agreement (except in the case of this clause (i) that those representations and warranties which speak as of a specific date need only be true, correct and complete on and as of such date);  and (ii) shall be true, correct and complete in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except in each case where the failure of such representations and warranties to be accurate, individually or in the aggregate, does not, and would not reasonably be expected to have, a Material Adverse Effect on the Company (except that in the case of this clause (ii) those representations and warranties which speak as of a specific date need only be true, correct and complete on and as of such date, and the words “material,” “materially,” “Material Adverse Effect,” and similar qualifiers contained in such representations and warranties shall be disregarded for purposes of determining such accuracy of such representations and warranties).

7.2                               Performance.  The Company shall have performed and complied in all material respects with its covenants in this Agreement to be performed prior to or at the Closing.

7.3                               No Litigation.  No temporary restraining order, preliminary or permanent injunction or other order or judgment issued by any Government Authority challenging the transactions contemplated hereunder or limiting or restricting the conduct or operation of the Company following the Closing shall be in effect, nor shall any Proceeding brought by any Government Authority or other instrumentality, domestic or foreign, seeking any of the foregoing be pending.

7.4                               No Material Adverse Effect.  There shall not have occurred any Material Adverse Effect on the Company.

7.5                               Governmental, Regulatory and Other Consents and Approvals.  All consents, approvals, assignments and actions of, filings set forth on Schedule 7.5 shall have been obtained, and, if required, the expiration or termination without the objection of any of the relevant federal authorities of all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

7.6                               Indebtedness.  Each holder of Indebtedness shall have executed and delivered to the Company a payoff letter satisfactory to Parent and each such holder shall have released in writing all liens and Encumbrances arising from such Indebtedness.

7.7                               Warrants.  The Company Warrants shall have been canceled or terminated pursuant to Section 1.9 hereof.

7.8                               Key Agreements.  Each of the Key Employee Agreements and Key Stakeholder Agreements entered into prior to or concurrently with the execution of this Agreement shall be in full force and effect, no Key Employee or Key Stakeholder shall have terminated, rescinded or repudiated any such Key Employee Agreement or Key Stakeholder Agreement, as applicable, and no Key Employee shall have notified Parent (in writing) of such Key Employee’s intention of leaving the employ of Parent or the Surviving Corporation following the Closing.

7.9                               Written Consents.  The Requisite Vote shall have been obtained.

7.10                        Closing Deliveries of the Company.  At the Closing, the Company shall have performed and delivered the following:

(a)                                 all of the officers, directors, employees and Affiliates of the Company shall have repaid (and shall delivered to Parent evidence of repayment) in full in accordance with their terms all debts and other obligations, if any, owed by any of them to the Company;

(b)                                 the Company shall have executed and delivered to Parent a certificate of its secretary, setting forth the organizational documents of the Company and the resolutions of its board of directors and Stockholders authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that such organizational documents and resolutions have not been amended or rescinded and are in full force and effect;

(c)                      the Company’s Chief Executive Officer shall have delivered to Parent an officer’s certificate certifying to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof as of the Closing Date;

(d)                                 the Company shall have delivered to Parent good standing certificates from the jurisdictions of incorporation of the Company and each Subsidiary and from each state in which the Company or any Subsidiary is qualified to do business, and its and their certified charter documents, each dated as of a date reasonably close to the Closing Date;

(e)                                  the Company shall have caused the Stockholders’ Representative to execute and deliver the Escrow Agreement;

(f)                                   the Company shall have caused to be delivered to Parent the opinion of Cooley LLP, counsel to the Company, as to the matters attached hereto as Exhibit F;

(g)                                  the Company shall have executed and delivered to Parent a properly executed FIRPTA Notification Letter; and

(h)                                 the Company shall have secured effective and irrevocable 280G Waivers with respect to each Potential Parachute Recipient, conducted the stockholder vote, and delivered to Parent the results of such stockholder vote, all as contemplated by Section 6.12(e).

7.11                        Other Key Employees.  At least two (2) of the three (3) Persons identified on Appendix B-3 shall have entered into an employment arrangement with Parent or a subsidiary thereof to be effective as of the Closing Date pursuant to his or her execution of an offer letter and a non-disclosure agreement in forms provided to the Company by Parent.

ARTICLE VIII
CONDITIONS TO THE COMPANY’S OBLIGATIONS

The obligations of the Company under this Agreement to consummate the Merger and the other transactions contemplated hereby are subject to the fulfillment and satisfaction, prior to or at the time at which the Closing Date is scheduled to occur, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by the Company in writing.

8.1                               Representations and Warranties True at the Closing Date.  All of the representations and warranties of Parent and Merger Sub contained in this Agreement: (i) shall be true, correct and complete in all material respects at and as of the date of this Agreement (except in the case of this clause (i) that those representations and warranties which speak as of a specific date need only be true, correct and complete on and as of such date); and (ii) shall be true, correct and complete in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except in each case where the failure of such representations and warranties to be accurate, individually or in the aggregate, does not, and would not reasonably be expected to have, a Material Adverse Effect on Parent (except that in the case of this clause (ii), those representations and warranties which speak as of a specific date need only be true, correct and complete on and as of such date, and the words “material,” “materially,” “Material Adverse Effect,” and similar qualifiers contained in such representations and warranties shall be disregarded for purposes of determining such accuracy of such representations and warranties).

8.2                               Performance.  Parent shall have performed and complied in all material respects with its covenants in this Agreement to be complied with or performed prior to or at the Closing.

8.3                               No Litigation.  No temporary restraining order, preliminary or permanent injunction or other order or judgment issued by any Government Authority challenging the transactions contemplated hereunder shall be in effect, nor shall any Proceeding brought by any Government Authority seeking any of the foregoing be pending.

8.4                               Company Required Vote. The Company Required Vote shall have been obtained.

8.5                               Governmental, Regulatory and Other Consents and Approvals.  All consents, approvals, assignments and actions of, filings set forth on Schedule 8.5 shall have been obtained and, if required, the expiration or termination without the objection of any of the relevant federal authorities of all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

8.6                               Escrow Agreement.  Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

ARTICLE IX
INDEMNITY

9.1                               General Indemnification.  After the Closing and by virtue of the Merger:

(a)                                 each Participating Holder, severally but not jointly, covenants and agrees to indemnify, defend, protect and hold harmless each of Parent, Merger Sub and, after the Closing, the Surviving Corporation, and their respective officers, directors, employees, shareholders, assigns, successors, agents, attorneys and Affiliates (each, an “Indemnified Party”) from, against and in respect of all Damages suffered, sustained, incurred or paid by any Indemnified Party, in each case in connection with, resulting from or arising out of, directly or indirectly: (i) the Breach of any representation or warranty made by the Company set forth in this Agreement; (ii) the Breach of any covenant or agreement on the part of the Company set forth in this Agreement; (iii) any Closing Liability not accurately reflected on the Statement of Closing Liabilities; (iv) any and all Liabilities (other than for Specified Taxes) for (x) all Taxes of the Company and its Subsidiaries incurred in connection with or arising out of the activities or business of the Company or its Subsidiaries on or before the Closing Date (determined, with respect to taxable periods that include but do not end on the Closing Date, in accordance with the allocation provisions of Section 6.6(b)) and all reasonable third party costs and reasonable third party expenses of filing Tax Returns that were required to have been filed, but have not been filed, by the Company or any of its Subsidiaries on or before the Closing Date, in excess of the amount of such Taxes, costs or expenses reflected as a liability in the computation of Final Net Working Capital, (y) all Taxes required to be paid by the Company or its Subsidiaries by reason of the Company or its Subsidiaries (or a predecessor of such entities) having been a member of an affiliated, consolidated, combined, or unitary group at any time on or before the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar U.S. state, local, or non-U.S. law, rule, or regulation in excess of the amount of such Taxes reflected as a liability in the computation of Final Net Working Capital and (z) all Taxes of any Person (other than the Company and its Subsidiaries) required to be paid by the Company or its Subsidiaries by reason of Contract, assumption, transferee liability, or operation of Law, if the liability of the Company or its Subsidiaries for such Taxes is attributable to an event or transaction occurring on or before the Closing Date (other than pursuant to Excluded Tax Sharing Agreements) in excess of the amount of such Taxes reflected as a liability in the computation of Final Net Working Capital; (vii) with respect to each Dissenting Share, any payments by Parent in respect of demands for appraisal of such Dissenting Shares in excess of the amounts that otherwise would have been payable in respect of such shares in accordance with this Agreement, (viii) any claim brought by a Stockholder or former stockholder of the Company, or any other Person, based upon (A) ownership or rights to ownership of any shares of capital stock or other securities of the Company, (B) any rights of a stockholder (other than the right to receive a portion of the Merger Consideration pursuant to Section 1.6 or with respect to Dissenting Shares), including any option, preemptive rights or rights to notice or to vote, (C) any rights under the Articles of Incorporation or Bylaws of the Company, (D) any claim that his, her or its shares were wrongfully repurchased by the Company or issued out of compliance with applicable securities Laws, or (E) any claim relating to any Company Option or the exercise thereof; (ix) any alleged improper allocation of the Merger Consideration among the Participating Holders; provided, that, for any distributions of Merger Consideration by Parent, such distributions were made in accordance with terms of an Allocation Certificate delivered by the Stockholders’ Representative, (x) any action or inaction of the Payments Administrator, and (xi) enforcing the indemnification rights of the Indemnified Parties hereunder; and

(b)                                 each Significant Stockholder, severally and not jointly, covenants and agrees to indemnify, defend, protect and hold harmless each of the Indemnified Parties from and against all Damages suffered, sustained, incurred or paid by any Indemnified Party, in each case in connection with, resulting from or arising out of, directly or indirectly: (i) the Breach of any representation or warranty made by such Significant Stockholder set forth in this Agreement; or (ii) the Breach on the part of such Significant Stockholder of any covenant or agreement set forth in this Agreement.

9.2                               Claims for Indemnification.

(a)                                 In the event that any Indemnified Party has a claim against any Person from whom indemnification is sought (an “Indemnifying Party”) pursuant to Section 9.1 hereof, which does not involve a claim being sought to be collected by a third party, the Indemnified Party shall provide written notice of such claim (a “Claim Notice”) to the Stockholders’ Representative (or the particular Indemnifying Party in the event that recovery is being sought directly from such Indemnifying Party).

The Claim Notice shall set forth the amount, if known, or, if not known, an estimate of the maximum amount of claimed Damages (which estimate shall not be conclusive of the final amount of such Damages) and a reasonable description of the basis for such claim.  If the Stockholders’ Representative (or the Indemnifying Party, if applicable) does not notify the Indemnified Party within thirty (30) days from receipt of the Claim Notice that Stockholders’ Representative (or the Indemnifying Party, if applicable) disputes such claim, or its (or the Indemnifying Parties’) liability to the Indemnified Party for such claim, the amount of such claim as set forth in the Claim Notice shall be conclusively deemed a liability of the Indemnifying Parties hereunder.  In case an objection is made in writing by the Stockholders’ Representative (or the Indemnifying Party, if applicable) in accordance with this Section 9.2(a) (an “Objection Notice”), the Indemnified Party shall have thirty (30) days to respond in a written statement to such Objection Notice.

(b)                                 In case the Stockholders’ Representative (or the Indemnifying Party, if applicable) delivers an Objection Notice in accordance with Section 9.2(a) hereof, the Stockholders’ Representative (or the Indemnifying Party, if applicable) and Parent shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims.  If the dispute has not been resolved within thirty (30) days after the Indemnified Party is given an Objection Notice, either the Stockholders’ Representative (or the Indemnifying Party, if applicable) or the Parent may initiate litigation in accordance with this Agreement.  In the event the Parent does not receive a timely Objection Notice, the claim(s) set forth in the Claim Notice shall be conclusively deemed to be approved by the Stockholders’ Representative (or the Indemnifying Party, if applicable) and the Indemnifying Party.

(c)                                  Until the final resolution of any Claim Notice in accordance with this Agreement and the Escrow Agreement, an Indemnified Party, may from time to time, amend such Claim Notice to reflect additional Damages thereunder.

9.3                               Third Party Claims.  In the event of the assertion or commencement by any Person of any claim, demand or Proceeding (whether against Parent or against any other Person) with respect to which any Indemnified Party may be entitled to indemnification pursuant to this Article IX, Parent shall have the right, at its election, to proceed with the defense (including settlement or compromise) of such claim, demand or Proceeding on its own; provided, however, that Parent may not settle such claim without the prior written consent of the Stockholders’ Representative (which consent may not be unreasonably withheld).  Parent shall give the Stockholders’ Representative prompt notice after it becomes aware of the commencement of any such claim or legal proceeding against Parent; provided, however, any failure on the part of Parent to so notify the Stockholders’ Representative shall not limit any of the obligations of the Participating Holders or the Stockholders’ Representative, or any of the rights of any Indemnified Party, under this Article IX (except to the extent such failure materially adversely prejudices the defense of such Proceeding).  If Parent does not elect to proceed with the defense (including settlement or compromise) of any such claim, demand or Proceeding, the Stockholders’ Representative may proceed with the defense of such claim, demand or Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Stockholders’ Representative may not settle or compromise any such claim, demand or Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld).  No Indemnified Party (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

9.4                               Survival of Representations, Warranties and Covenants.  Each covenant and agreement contained in this Agreement or in any agreement or other document delivered pursuant hereto shall survive the Closing and be enforceable until such covenant or agreement has been fully performed.  The representations and warranties contained in this Agreement or in any agreement or other document delivered pursuant hereto shall survive the Closing until the date that is twelve (12) months after the Closing Date and shall thereafter expire, except that any representation or warranty with respect to which a claim has been made for a Breach thereon prior to such date shall survive until such claim is resolved; provided, that, the foregoing limitations on survival shall not apply to (i) claims based on criminal matters, fraud or intentional misrepresentation (“Fraud Claims”), which shall survive without limitation (and in no event less than six years) or (ii) claims based on Breaches of the representations and warranties set forth in (x) Sections 3.2 (Authority), 3.4 (Capitalization), 3.8 (Company Plans), 3.10 (Taxes) and 3.15 (Environmental and Safety Matters) (the “Fundamental Representations”), and claims based on Section 9.1(a)(iv) (Taxes), which shall survive the Closing until the date on which the underlying statute of limitations expires (or if there is no applicable statute of limitations relating thereto, such representation and warranty shall survive indefinitely)  (collectively, the claims described in this clause (ii), the “Excluded Claims”).  Any Indemnified Party may bring a claim hereunder for potential or contingent Damages notwithstanding the fact that the full amount of such potential or contingent Damages is not readily determinable.

9.5                               Limitations on Indemnification.

(a)                                 Except with respect to Excluded Claims and subject to Section 9.5(d), the indemnification obligations of the Participating Holders for Damages for the matters specified in Section 9.1(a)(i)  shall be limited to an amount equal to the Escrow Amount (the “General Cap”).  Claims for Damages under this Agreement (other than pursuant to Sections 9.1(b) and 9.5(d)) shall be: (i) first against the Escrow Amount; and (ii) second, after such time as all Initial Escrow Amount deposited into the Escrow Amount have been exhausted, are subject to preexisting indemnification claims or have otherwise been distributed to the Participating Holders, and only prior to the deposit of the Additional Escrowed Funds, by set off against ten percent (10%) of any unpaid Initial Order Cash Consideration or unpaid Performance Payment.  Parent shall seek payment for Damages indemnifiable pursuant to Sections 9.1(b) and 9.5(d) directly from the applicable Significant Stockholder.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement and subject to Section 9.5(d): (i) no Participating Holder shall be liable for an amount in excess of such Participant’s Pro Rata Proportion of the Damages in respect of such matter; and (ii) no Participating Holder shall have an indemnification obligation under this Agreement in excess of the aggregate amount of the Merger Consideration actually received by such Participating Holder pursuant to this Agreement or the Phantom Equity Agreement.

(c)                                  Subject to Section 9.5(d), Parent shall not be permitted to recover any Damages under this Article IX until such Damages exceed, in the aggregate, $500,000 (the “Threshold Amount”), provided, that, after the aggregate amount of Damages exceeds the Threshold Amount, only those Damages above the Threshold Amount shall be recoverable by Parent.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, the limitations set forth in Section 9.5 shall not be applicable to claims against a Participating Holder based upon fraud committed by such Participating Holder, and the limitations set forth in Section 9.5(c) shall not be applicable to claims based on Section 9.1(a)(iv) (Taxes).

9.6                               No Contribution.  Each Stockholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Company, Parent, the Merger Sub and their respective Affiliates, directors, officers and employees, and, after the Effective Time, the Surviving Corporation, in connection with any actual or alleged breach of any representation, warranty or obligation set forth in this Agreement or any claim for Damages under Section 9.1.

9.7                               Right of Offset.  In the event that any Participating Holder shall have an indemnification obligation for Damages to Parent or any other Indemnified Party, Parent shall have the right (but not the obligation) to offset the amount of the Damages against any portion of the Merger Consideration otherwise payable pursuant to this Agreement to such Participating Holder (including without limitation the Escrow Amount and the unpaid Initial Order Cash Consideration and unpaid Performance Payment). Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Parent or any other Indemnified Party is or may be entitled at law or equity or in any administrative or other proceeding or under this Agreement (including any exhibits hereto).

9.8                               Exclusive Remedy.  The indemnification provisions contained in this ARTICLE IX shall be the sole and exclusive remedy of an Indemnified Party attributable to claims under, relating to or arising out of the Agreement and the transactions contemplated hereby and the sole and exclusive source of satisfying obligations of the Participating Holders under this Agreement, other than Fraud Claims.

9.9                               No Double Recovery.  Notwithstanding anything herein to the contrary, no Party shall be entitled to reimbursement under any provision of this Agreement for any amount to the extent such Party has previously been reimbursed for such amount under any other provision of this Agreement.

9.10                        Third Party Recovery.  The amount of Damages otherwise recoverable under this Article IX shall be limited to the amount of any Damage that remains after deducting therefrom (i) any insurance proceeds and any indemnity, contribution or other similar cash payment recovered by the Indemnified Parties from any third party with respect thereto and (ii) any Tax benefits actually realized by Parent or any of its Affiliates in the taxable year that the Damage is incurred or in any of the following two (2) taxable years.

9.11                        Waiver of Damages.  Parent, on behalf of itself and the other Indemnified Parties, waives any claim to punitive, incidental, indirect, special, consequential or exemplary Damages (except to the extent payable in respect of third party claims).

ARTICLE X
RESERVED

ARTICLE XI
TERMINATION

11.1                                                                        Termination.

(a)                                 This Agreement may, by notice given on or prior to the Closing Date, in the manner hereinafter provided, be terminated and abandoned at any time prior to the Closing Date:

(i)                                     by mutual agreement of the Company and Parent;

(ii)                                  by the Company if there has been a Breach by Parent with respect to its representations, warranties or covenants in this Agreement, in each case such that the conditions set forth in Sections 8.1 or 8.2 hereof would not be satisfied, and such misrepresentation, default or breach shall not have been cured within ten (10) days after receipt by Parent of notice specifying particularly such misrepresentation, default or breach;

(iii)                               by Parent if there has been a Breach by the Company or the Significant Stockholders with respect to any of their respective representations, warranties or covenants in this Agreement, in each case such that the conditions set forth in Sections 7.1 or 7.2 hereof would not be satisfied, and such misrepresentation, default or breach shall not have been cured within ten (10) days after receipt by the Company of notice specifying particularly such misrepresentation, default or breach;

(iv)                              by the Company or by Parent if the Closing shall not have occurred on or before 60 days after the date of this Agreement; provided that the Party seeking to terminate this Agreement shall not be entitled to terminate this Agreement if its breach or violation of any representation, warranty or covenant contained herein shall have been the principal cause of the Closing not having occurred on or before such date;

(v)                                 by Parent if Written Consents evidencing the Requisite Vote shall not have been delivered, properly completed and executed to approve the Merger, this Agreement and the documents and transactions contemplated hereby within eight (8) business days after the date of this Agreement;

(vi)                              by the Company or by Parent, if (i) there shall be a final nonappealable order of a federal or state court in effect preventing the consummation of the transactions contemplated by this Agreement; or (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions by any Government Authority which would make the consummation of the transactions illegal; or

(vii)                           by Parent if, at any time prior to receipt of the Requisite Vote, it shall have determined there has occurred an effect, event or change which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(b)                                 In the event of the termination of this Agreement pursuant to Section 11.1 (a), this Agreement shall thereafter become void and have no effect, except that nothing herein will relieve any Party from Liability for any willful breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination.

11.2                        Termination Fee.

(a)                                 Parent shall reimburse the Company for its reasonable, documented, out-of-pocket costs incurred after August 1, 2013 in connection with the negotiation and anticipated consummation of this Agreement and the transactions contemplated hereby in an amount not to exceed Five Hundred Thousand Dollars ($500,000) (the “Expense Payment”) in the event that this Agreement is terminated (i) by the Company pursuant to Section 11.1(a)(ii) or Section 11.1(a)(iv) or (ii) by Parent pursuant to Section 11.1(a)(iv) in the event that, at the time of such termination, all conditions to Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing).  Parent shall pay the Expense Payment by wire transfer of immediately available funds within three (3) business days of the termination of this Agreement.

(b)                                 In the event that the Expense Payment becomes payable and if requested by the Company, Parent will provide interim financing to the Company in an amount not to exceed Five Million Dollars ($5,000,000) (the “Interim Financing”).  The Interim Financing may be provided by Parent in the form of a loan or an investment in the equity of the Company upon customary terms to be mutually agreed between the Company and Parent; provided that any debt financing shall include the following terms: (i) interest rate equal to LIBOR, (ii) 12 month term, (iii) subordinate to existing senior debt of the Company, (iv) unsecured and with no negative pledges on intellectual property or other assets of the

Company, (v) the absence of financial or other operating covenants, and (vi) the absence of warrant or other equity security coverage.

(c)                                  Notwithstanding anything in this Agreement to the contrary, payment of the Expense Payment and, if requested, Interim Financing to the Company by Parent in accordance with this Agreement will be the sole and exclusive remedy of the Company and its Stockholders under this Agreement and will be deemed liquidated damages for any actual or purported breach of this Agreement and the other agreements contemplated hereby, and, after such payment has been made, Parent will have no further liability for any such actual or purported breach and the Company shall not seek to recover any other money damages or seek any other remedy, and all such claims are hereby waived, except that nothing herein will relieve any Indemnified Party from Liability for any willful breach of any representation, warranty, covenant or agreement set forth in this Agreement.  The Parties agree that the Company’s actual damages would be extremely difficult or impracticable to determine in the event of termination pursuant to the provisions set forth in Section 11.2(a)(i) and (ii).  The Company acknowledges and agrees that the agreements contained in this Section 11.2(c) are an integral part of the transactions contemplated by this Agreement, that without these agreements Parent and Merger Sub would not enter into this Agreement and that the amounts payable hereunder do not constitute a penalty.

(d)                                 In no event shall Parent be required to pay the Expense Payment or Interim Financing on more than one occasion, whether or not the Expense Payment or Interim Financing may be payable under more than one provision of this Agreement, at the same or at different times.

ARTICLE XII
MISCELLANEOUS

12.1                        Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns; provided, however, that the Company may not make any assignment of this Agreement or any interest herein without the prior written consent of Parent and Parent may not make any assignment of this Agreement or any interest herein without the prior written Consent of the Company (or after the Closing, the Stockholders’ Representative).  Any purported assignment without prior written consent shall be void and of no force or effect.

12.2                        Governing Law.  This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

12.3                        Consent to Jurisdiction.  Each party irrevocably submits to the exclusive jurisdiction of (a) the state courts located in Wilmington, Delaware, and (b) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any agreement entered into in connection with this Agreement or any transaction contemplated hereby or thereby.  Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts located in Wilmington, Delaware.  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 12.3.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any agreement entered into in connection with this Agreement or the transactions contemplated hereby and thereby in (i) the state courts located in Wilmington, Delaware, or (ii) the United States District Court for

the District of Delaware, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  This Section 12.3 shall not apply to any dispute under Section 1.11 that is required to be decided by the Accounting Firm.

12.4                        Waiver of Jury Trial.  Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any agreement entered into in connection with this Agreement or any transaction contemplated hereby or thereby.  Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and any agreement entered into in connection with this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.4.

12.5                        Specific Performance.  The Company acknowledges that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for any violation by Company of any of the covenants or agreements contained in this Agreement.  Parent acknowledges that the Participating Holders shall be irreparably harmed and that there shall be no adequate remedy at law for any violation by any Parent, the Surviving Corporation or any of their respective Affiliates of any of the covenants or agreements contained in this Agreement.  It is accordingly agreed that, in addition to, but not in lieu of, any other remedies which may be available upon the breach of any such covenants or agreements, Parent and the Company, if prior to the Closing, or the Stockholders’ Representative (on behalf of the Participating Holders), if after the Closing, shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, any of the covenants and agreements contained in this Agreement.  All rights and remedies under this Agreement shall be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

12.6                        Severability.  Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof.  In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

12.7                        Amendment.  This Agreement may be amended, supplemented or modified only by execution of an instrument in writing signed by Parent, the Company and, after the Closing, the Stockholders’ Representative.

12.8                        Waiver.  Any Party hereto may to the extent permitted by applicable Law (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other Parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements of the other Parties hereto contained herein.  No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance.  No waiver by any Party of any term of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term of this Agreement on any future occasion.

12.9                        Notices.  All notices, requests, consents, waivers, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered, upon delivery or refusal of delivery; (b) if mailed by registered or certified United

States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery; or (c) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery.  All notices, consents, waivers, or other communications required or permitted to be given hereunder shall be addressed as follows:

(a)                                 If to Parent:

Veeco Instruments Inc.
Terminal Drive
Plainview, New York 11803
Attention: General Counsel
Telephone: (516) 677-0200
Facsimile: (516) 677-0380

with a copy to:

Morrison & Foerster LLP
1650 Tysons Boulevard
Suite 400
McLean, Virginia 22102
Attention: Thomas J. Knox
Telephone: (703) 760-7700
Facsimile: (703) 760-7777

(b)                                 If to the Company prior to the Closing:

Synos Technology, Inc.
3191 Laurelview Court
Fremont, CA 94538
Attn: Ilsong Lee
Fax: (510) 413-9769

with a copy to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention: John McKenna
Facsimile: (650) 849-7400

(c)                                  If to the Stockholders’ Representative:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attention: Managing Director
Email: deals@shareholderrep.com
Telephone: (303) 648-4085
Facsimile: (303) 623-0294

with a copy (which shall not constitute notice) to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention: John McKenna
Facsimile: (650) 849-7400

or at such other address or addresses as the Party addressed may from time to time designate in writing pursuant to notice given in accordance with this section.

12.10                 Expenses.  All unpaid Transaction Expenses of the Company as of the Closing Date shall constitute Closing Liabilities hereunder and shall be deducted from the Merger Consideration pursuant to Article I hereof.  All Transaction Expenses of Parent shall be the responsibility of Parent.  All Transaction Expenses of any Significant Stockholder shall be the responsibility of such Significant Stockholder.  Notwithstanding anything in this Section 12.10 to the contrary, any filing fees required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall be paid by Parent.

12.11                 Complete Agreement.  This Agreement, those documents expressly referred to herein, including all exhibits and schedules hereto, and the other documents of even date herewith, together with the Confidentiality Agreement, dated as of November 16, 2012 between the Company and Parent, embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representation by or among the Parties, written or oral, which may have related to the subject matter herein.

12.12                 Absence of Third Party Beneficiary Rights.  Other than Section 6.14,  no provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, employee or partner of any Party hereto or any other Person.

12.13                 Mutual Drafting.  This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party hereto.

12.14                 Further Representations.  Each Party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transaction contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel.  Each Party (other than the Stockholders’ Representative) further represents that it is being independently advised as to the Tax or securities consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other Party as to such Tax and securities consequences.

12.15                 Gender.  Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement the proper meanings.

12.16                 Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

12.17                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed an original and all of which, taken together, shall constitute the same agreement.  This Agreement and any document or schedule required hereby may be executed by facsimile signature which shall be considered legally binding for all purposes.

12.18                 Disclosure Schedule.  The disclosure schedule (collectively the “Disclosure Schedule”) is a series of schedules corresponding to the sections contained in Article III, Article IV and certain other Articles herein and containing the information required to be disclosed pursuant to, and certain exceptions to, the representations and warranties in such Articles.  Nothing in the Agreement or in the Disclosure Schedule constitutes an admission that any information disclosed, set forth or incorporated by reference in the Disclosure Schedule or in the Agreement is material, constitutes a Material Adverse Effect or is otherwise required by the terms of the Agreement to be so disclosed, set forth or incorporated by reference.  Any disclosure set forth in any particular Schedule of the Disclosure Schedule will be deemed disclosed for any other Schedule of the Disclosure Schedule to the extent that its relevance or applicability to such other Schedule of the Disclosure Schedule is reasonably apparent on the face of such disclosure.  The Disclosure Schedule is incorporated herein by reference.  No disclosure in the Disclosure Schedules (including but not limited to those relating to any possible breach of violation of any agreement, law or regulation) shall be construed or deemed to be, nor shall it constitute, an admission to any third party concerning such item.

12.19                 Conflict of Interest.  If the Stockholders’ Representative or any Participating Holder so desires, acting on behalf of each of the Participating Holders and without the need for additional consent or waiver by the Surviving Corporation or Parent, Cooley LLP (“Cooley”) shall be permitted to represent the Stockholders’ Representative and each Participating Holder after the Closing with respect to any matters related to this Agreement or any disagreement or dispute relating thereto. Upon and after the Closing, the Surviving Corporation shall cease to have any attorney-client relationship with Cooley, unless and to the extent Cooley is specifically engaged in writing by the Surviving Corporation to represent the Surviving Corporation after the Closing and either such engagement involves no conflict of interest with respect to the Participating Holders or the Stockholders’ Representative consents in writing at the time to such engagement. Any such representation of the Surviving Corporation by Cooley after the Closing shall not affect the foregoing provisions hereof.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

VEECO INSTRUMENTS INC.

By:	/s/ Authorized Signatory

Name:
Title:

VEECO WYOMING INC.

By:	/s/ Authorized Signatory

Name:
Title:

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

SYNOS TECHNOLOGY, INC.

By:	/s/ Authorized Signatory

Name:
Title:

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholders’ Representative

By:	/s/ Authorized Signatory

Name:
Title:

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

/s/ Sang-In Lee
SANG-IN LEE

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

/s/ Daniel C. Rubin
DANIEL C. RUBIN

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

/s/ Ilsong Lee
ILSONG LEE

Signature Page to Agreement and Plan of Merger

APPENDICES

Appendix A                               Defined Terms

Appendix B                               Key Employees

EXHIBITS

Exhibit A                                             Form of 280G Waiver

Exhibit B                                             Form of Certificate of Merger

Exhibit C                                             Form of Certificate of Incorporation

Exhibit D                                             Form of Escrow Agreement

Exhibit E                                              Form of Letter of Transmittal

Exhibit F                                               Form of Opinion of Company Counsel

Exhibit G                                             Phantom Equity Agreement

Exhibit H                                            Retention Plan

SCHEDULES

See attached.

APPENDIX A

DEFINED TERMS

“280G Stockholder Approval” shall have the meaning set forth in Section 6.12(e).

“280G Waiver” shall have the meaning set forth in the Recitals.

“Accounting Firm” means an accounting firm mutually satisfactory to Parent and the Stockholders’ Representative.

“Affiliate” means as to any Party, any Person which directly or indirectly is in control of, is controlled by, or is under common control with, such Party, including any Person who would be treated as a member of a controlled group under Section 414 of the Code and any officer or director of such Party.  For purposes of this definition, an entity shall be deemed to be “controlled by” a Person if the Person possesses, directly or indirectly, power either to (i) vote a majority of the securities (including convertible securities) having ordinary voting power or (ii) direct or cause the direction of the management or policies of such entity whether by contract or otherwise; and, as to a Party who is a natural person, such person’s Immediate Family Member.  For the avoidance of doubt, from and after the Closing, Parent’s Affiliates shall include without limitation the Company.

“Aggregate Exercise Amount” means the sum of: (a) the aggregate exercise price of all Company Options that have vested prior to Closing or that will vest in connection with Closing and that are outstanding, unexercised and unexpired immediately prior to the Effective Time; plus (b) the aggregate exercise price of all Series A Warrants that are outstanding immediately prior to the Effective Time.

“Aggregate Preference Amount” means an amount equal to the product of (i) the Series A Per Share Preference, multiplied by (ii) the sum of (A) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time, plus (B) the aggregate number of shares of Series A Preferred Stock issuable upon exercise of the Series A Warrants.

“Agreement” shall have the meaning set forth in the Introduction.

“Allocation Certificate” means signed written instructions from the Company (prior to Closing) or the Stockholders’ Representative (following Closing) specifying (i) the allocation and payment among the Participating Holders of any Merger Consideration payable to such Participating Holders and whether such payment is subject to wage or payroll tax withholding (provided, that the Stockholders’ Representative shall not be required to make any independent determinations with respect to wage or payroll tax withholding, but shall be entitled to rely solely on such designations provided in the original Allocation Certificate provided by the Company), (ii) the portion of such Merger Consideration that constitutes payments pursuant to Section 1.9 to any employee or former employee of the Company or any of its Subsidiaries, and (iii) the address and other identifying information for such Participating Holders and any other information reasonably requested by Parent for purposes of effecting the payments set forth in the Allocation Certificate.

“Balance Sheet” means the unaudited balance sheet of the Company and each of its Subsidiaries at July 31, 2013.

“Balance Sheet Date” means the date of the Balance Sheet.

There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision.

“Capped Pro Rata Share” means the quotient obtained by dividing (i) 1, by (ii) the sum of (x) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective time, plus (y) the aggregate number of shares of Company Common Stock into which all Company Options that have vested prior to Closing or that will vest in connection with Closing, and that are outstanding immediately prior to the Effective Time, if any, could be converted.  Any shares of Company Stock to be canceled pursuant to the last sentence of Section 1.6(b)(iii) shall be disregarded for the purposes of this definition.

“Cash” means the aggregate amount of cash and cash equivalents held or owned by the Company and its Subsidiaries, in each case determined as of the date of this Agreement in accordance with GAAP in a manner consistent with the historical accounting policies and procedures used in preparing the Year-End Financials in accordance with the Estimated Net Working Capital as set forth on the Estimated Balance Sheet.

“Cause” for termination of a Key Employee’s employment shall mean any of the following: (i) commission of any felony, or of any other crime involving moral turpitude or material dishonesty; (ii) participation in a fraud or act of material dishonesty (or any such attempted acts) against Surviving Corporation or Parent; (iii) willful and material breach of such Key Employee’s duties or of any of Surviving Corporation or Parent policies; (iv) deliberate and continued failure to act in accordance with any specific lawful and reasonable instructions of Surviving Corporation or Parent; (v) intentional or material damage to Surviving Corporation or Parent’s property; and (vi) material breach of any written and fully signed agreement with Surviving Corporation, Parent or an affiliate (including without limitation, the confidentiality agreement between Surviving Corporation and such Key Employee or any other agreement covering proprietary information and assignment of inventions).

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, in effect as of immediately prior to the Effective Time.

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Certificates” shall have the meaning set forth in Section 1.14(a).

“Claim Notice” shall have the meaning set forth in Section 9.2(a).

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Amount” means an amount equal to (i) the Upfront Cash Consideration, plus (ii) Cash, plus (iii) the Aggregate Exercise Amount, plus (iv) the Estimated Net Working Capital Surplus, if any, less (v) the Estimated Net Working Capital Deficit, if any, less (vi) the Estimated Closing Liabilities, if any, less (vii) the Initial Escrow Amount.

“Closing Date” means the date on which the Closing occurs.

“Closing Liabilities” means the amount of Indebtedness of the Company and Non-Ordinary Course Liabilities, in each case determined as of the Closing Date in accordance with GAAP in a manner consistent with the historical accounting policies and procedures used in preparing the Year-End Financials.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Per Share Closing Amount” means an amount equal to the quotient obtained by dividing (i) an amount (but not below zero) equal to the difference between (A) the Closing Amount, minus (B) the Aggregate Preference Amount, divided by (ii) the Fully Diluted Share Number.

“Company” shall have the meaning set forth in the Introduction.

“Company Common Stock” means the Company’s Common Stock, no par value per share.

“Company Employees” shall have the meaning set forth in Section 3.9(a).

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company by any third party.

“Company Options” means all options to purchase shares of Company Common Stock granted pursuant to the Company Option Plan.

“Company Owned Intellectual Property” has the meaning set forth in Section 3.17(a).

“Company Plan” shall have the meaning set forth in Section 3.8(a).

“Company Products” means the products and services that have been or are currently being developed, marketed, distributed, sold, licensed, or otherwise made available by the Company or any Subsidiary.

“Company Registered Intellectual Property” means each of the following that are registered or filed in the name of or for the benefit of the Company or any Subsidiary, alone or jointly with others:  (i) United States and foreign Patent Rights; (ii) registered Trademarks; (iii) registered copyrights, designs and mask work registrations; (iv) network and web site domain name and other universal resource locator (URL) registrations; (v) Internet Names; and applications for each of the foregoing.

“Company Required Vote” means the affirmative vote of such number of holders of shares of capital stock of the Company necessary to approve the Merger by law or as provided in the Certificate of Incorporation, and evidenced by a writing reasonably satisfactory to Parent.

“Company Source Code” means the source code for any Software included in the products and services developed, manufactured, distributed, licensed or sold by the Company or any Subsidiary, or in Internal Systems, or other confidential information constituting, embodied in or pertaining to such Software.

“Company Stock” means the capital stock of the Company.

“Company Stock Plan” means the 2011 Stock Incentive Plan.

“Competing Transaction” shall have the meaning set forth in Section 6.4.

“Consent Solicitation Statement” shall have the meaning set forth in Section 6.12(a).

“Contract” means any note, bond, mortgage, debt instrument, security agreement, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, purchase and sale order, or other agreement or arrangement, oral or written, to which the Company is a party or by which the Company or any of its assets or properties are bound.

“Damages” means all Liabilities, losses, claims, demands, damages, lost profits, causes of actions, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, Taxes, and costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements, whether incurred in connection with a third party claim, demand or Proceeding in seeking to enforce the Agreement (including the indemnification obligations set forth in Article IX)), or otherwise.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 1.16.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Employer Taxes” shall mean all employer Taxes associated with payments to any Participant or Participating Holder in each case, arising in contemplation of, or in connection with, the transactions contemplated by this Agreement, required to be paid by Parent, the Company or any of their respective Affiliates on or after the Closing Date and not in the ordinary course of business of the Company, including payments payable pursuant to this Agreement, the Retention Plan or the Phantom Equity Agreement.

“Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance, mortgage or other right, but excluding in all cases any Permitted Encumbrance.

“Environment” means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth.

“Environmental Laws” means all Laws relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et. seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 121 et. seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et. seq., the Asbestos Hazard Emergency Response Act, 15 U.S.C. Section 2601 et. seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Person which is or was required to be treated as a single employer with the Company or its current or former Subsidiaries under Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Estimated Balance Sheet” “means a consolidated balance sheet of the Company and its Subsidiaries as of the date of this Agreement, prepared by the Company in accordance with GAAP in a manner consistent with the historical accounting policies and procedures used in preparing the Year-End Financials.

“Estimated Closing Liabilities” means the amount of Closing Liabilities set forth on the Statement of Estimated Closing Liabilities.

“Estimated Net Working Capital” means the Net Working Capital set forth on the Estimated Balance Sheet.

“Estimated Net Working Capital Deficit” shall mean the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital.

“Estimated Net Working Capital Surplus” shall mean the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Excluded Claims” shall have the meaning set forth in Section 9.4.

“Excluded Contract” means any and all (a) nondisclosure and confidentiality agreements (having typical form and substance) entered into in the ordinary course of the business of the Company and/or any Subsidiary, (b) agreements (having typical form and substance) for off-the-shelf commercial software, and (c) employee and independent contractor agreements (having typical form and substance).

“Excluded Tax Sharing Agreements” shall have the meaning set forth in Section 3.10(s).

“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, export, copy, reproduce, publish, display, perform, market, distribute, commercialize, support, maintain, correct, translate and create derivative works of, in any medium or means of storage or transmission, now known or hereafter invented.

“Facilities” shall have the meaning set forth in Section 3.11(a).

“Final Balance Sheet” means a consolidated balance sheet of the Company and its Subsidiaries as of the date of this Agreement, prepared by Parent in good faith in accordance with GAAP in a manner consistent with the historical accounting policies and procedures used in preparing the Year-End Financials.

“Final Closing Liabilities” means the amount of Closing Liabilities set forth on the Statement of Closing Liabilities.

“Final Net Working Capital” means the Net Working Capital as set forth on the Final Balance Sheet.

“Financial Statements” means the Year-End Financials and the Interim Financials.

“FIRPTA” means the Foreign Investment and Real Property Tax Act of 1980, as amended.

“FIRPTA Notification Letter” means a letter from the Company stating that the Company Stock does not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3) and a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

“Fraud Claims” shall have the meaning set forth in Section 9.4.

“Fundamental Representations” shall have the meaning set forth in Section 9.4.

“Fully Diluted Share Number” means the sum (without duplication as to any share of Company Common Stock in the event more than one of (A), (B) or (C) are applicable to such share of Company Common Stock) of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus (B) the aggregate number of shares of Company Common Stock into which all shares of Series A Preferred Stock outstanding could be converted immediately prior to the Effective Time (assuming full exercise of all Series A Warrants that are outstanding immediately prior to the Effective Time), plus (C) the aggregate number of shares of Company Common Stock into which all Company Options that have vested prior to Closing or that will vest in connection with Closing, and that are outstanding immediately prior to the Effective Time, if any, could be converted, plus (D) sixty five thousand two hundred and eight (65,208).  Any shares of Company Stock to be canceled pursuant to the last sentence of Section 1.6(b)(iii) shall be disregarded for the purposes of this definition.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Cap” shall have the meaning set forth in Section 9.5(b).

“Government” means any agency or instrumentality of the United States of America or any state or territory or subdivision thereof and any agency or instrumentality of any of the foregoing.

“Government Authority” means any nation or government, any state or other instrumentality or political subdivision thereof (including any county or city), and any entity exercising executive, legislative, judicial, military, regulatory or administrative functions of or pertaining to government.

“Government Bid” means a bid, tender or proposal which, if accepted, would result in a Government Contract.

“Government Contract” means any Contract between the Company and the U.S. Government or any other Government Authority, as well as any Contract by which the Company has agreed to provide goods or services as a sub-contractor to a prime contractor or to a higher-tier subcontractor, in each case, to a Government Authority.

“Hazardous Substance” means any toxic waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Environmental Law.

“Holder” has the meaning as set forth in Section 1.12(b).

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (iii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations of such Person or another Person secured by an Encumbrance on any asset of such first Person, whether or not such obligation is assumed by such first Person, and (vii) any guaranty of any Indebtedness of any other Person.

“Indemnified Party” shall have the meaning set forth in Section 9.2(a).

“Indemnifying Party” shall have the meaning set forth in Section 9.2(a).

“Initial Escrow Amount” shall have the meaning set forth in Section 1.11.

“Information Statement” shall have the meaning set forth in Section 6.12(c).

“Intellectual Property” means the following subsisting throughout the world: (i) Patent Rights; (ii) Trademarks; (iii) Copyrights (whether or not registered), works of authorship, copyrightable works (including, but not limited to, Software), designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors, and derivative works, renewals, extensions, reversions, and restorations of the foregoing, regardless of the medium of fixation or means of expression throughout the world; (iv) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (v) other intellectual property and proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions), including, but not limited to, rights to recover for past, present and future violations thereof.

“Interim Financials” means the Balance Sheet and the unaudited statement of income of the Company and its Subsidiaries for the period ended July 31, 2013.

“Internal Systems” means the Software and documentation and the computer, communications and network systems (whether mobile, desktop or enterprise), servers, hardware, equipment, materials and apparatus used by the Company or any Subsidiary in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the products and services developed, manufactured, distributed, licensed or sold by the Company or any Subsidiary, whether located on the premises of the Company or any Subsidiary or hosted at a third party site

“Internet Names” means all (i) internet, network and web site domain names, addresses and universal resource locators (URLs), (ii) Facebook, Twitter, Google+ and other social networking names, tags and registrations, and (iii) all AdWords, AdCenter, SmartAds and other search, advertising and directory keyword rights and registrations.

“IRS” means the Internal Revenue Service or any successor agency thereto.

“Key Employees” means the key Company Employees set forth on Appendix B-1 and Appendix B-3.

“Key Employee Agreements” shall have the meaning set forth in the Recitals.

“Korea Transfer Taxes” means any stock transfer Tax, stock documentary Tax, stock stamp Tax, stock registration Tax or other similar Taxes and fees imposed by a Taxing Authority of the Republic of Korea.

“Laws” means all laws, statutes, ordinances, rules and regulations of any Government Authority, including all orders, judgments, injunctions, awards, decisions or decrees of any court having effect of law.

“Letter of Transmittal” shall have the meaning set forth in Section 1.14(a).

“Liability” or “Liabilities” means, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Material Adverse Effect” means any effect, event or change which, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the operations, assets, the business or the financial condition, prospects, Liabilities, or relations with customers, suppliers or employees, or (b) the right or ability to consummate the transactions contemplated hereby; provided that, in no event shall any of the following, in and of itself, be deemed to have or constitute a Material Adverse Effect: (i) any effects, events or changes that are directly caused by or directly result from conditions affecting the industries in which such Person or its Subsidiaries participates, (ii) any effects, events or changes that are directly caused by or directly result from conditions affecting the U.S. or non-U.S. economy, or any disruptions thereof, as a whole, (iii) any effects, events or changes that are directly caused by or directly result from acts of war or terrorism, (iv) any effects, events or changes that are directly caused by any changes in applicable Law or applicable accounting regulations or principles or interpretations thereof, or (v) any effects, events or changes that are directly caused by the negotiation, announcement, pendency, execution, delivery or performance of this Agreement or the ancillary documents contemplated hereby but only if, in the case of (i), (ii), (iii) and (iv), such effects, events or changes do not disproportionately affect such Person or its Subsidiaries.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Introduction.

“Merger Sub Common Stock” means the Company Common Stock, $0.01 par value per share, of Merger Sub.

“Net Working Capital” means the amount by which the total consolidated current assets of the Company and its subsidiaries (excluding Cash and Tax assets) exceeds the total consolidated current liabilities (other than deferred income Tax liabilities attributable to timing differences between book and Tax income, Specified Taxes, Closing Liabilities and any payments payable pursuant to the Retention Plan or the Phantom Equity Agreement) of the Company and its Subsidiaries, in each case determined as of the date of this Agreement in accordance with GAAP in a manner consistent with the historical accounting policies and procedures used in preparing the Year-End Financials.

“Nonconsenting Stockholders” shall have the meaning set forth in Section 6.12(c).

“Non-Ordinary Course Liabilities” means: (i) any Transaction Expenses of the Company or its Subsidiaries that remain unpaid as of the Closing; and (ii) any amounts which become payable by the Company or any of its Subsidiaries to any employees of the Company or its Subsidiaries arising in contemplation of, or in connection with, the transactions contemplated by this Agreement, including all amounts payable pursuant to any carve-out plan, transaction bonus or other cash compensation, in each case, other than: (a) Specified Taxes; (b) payments that become due as a result of the termination of service to the Parent after the date of this Agreement; or (c) amounts payable pursuant to plans implemented, or Contracts entered into, by Parent, the Surviving Corporation or any of their respective Affiliates after the Effective Time; or (d) any payments payable pursuant to the Retention Plan or the Phantom Equity Agreement.

“Objection Notice” shall have the meaning set forth in Section 9.2(a).

“Offer Letter” shall have the meaning set forth in the Recitals.

“Open Source Materials” means all Software, documentation and other materials, data and information that is distributed as “freeware,” “open source,” or “copyleft” materials, or licensed under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Apache License, MIT License, MSD License, Artistic License, Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Overflow Funds” shall have the meaning set forth in Section 1.6(b)(i).

“Parent” shall have the meaning set forth in the Introduction.

“Parent Confidential Information” means all documents and information concerning Parent or the Company or any of their respective Representatives furnished in connection with this Agreement or the transactions contemplated hereby (including, without limitation, any claim or dispute arising out of or related to this Agreement or the transactions contemplated hereby, or the interpretation, making, performance, breach or termination thereof).

“Parent Permitted Prepared Return” shall have the meaning set forth in Section 6.6(a)(i).

“Parent Prepared Return” shall have the meaning set forth in Section 6.6(a)(i).

“Parent Required Prepared Return” shall have the meaning set forth in Section 6.6(a)(i).

“Participant” shall have the meaning given to such term in the Retention Plan.

“Participating Holders” shall each holder of: (a) Company Stock (other than holders of Dissenting Shares); (b) Series A Warrants; (c) Company Options that have vested prior to Closing or that will vest in connection with Closing and that are outstanding, unexercised and unexpired immediately prior to the Effective Time; and (d) the Recipient.

“Party” and “Parties” shall have the meanings set forth in the Introduction.

“Patent Rights” means all patents, patent applications, utility models, design patents, design patent applications, design registrations, inventor certificates, and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, renewals, extensions, provisionals, reissues and reexaminations) and any improvements to the inventions disclosed in each such registration, patent, or patent application throughout the world.

“Performance Payment” shall have the meaning set forth in Section 1.8.

“Performance Period” shall have the meaning set forth in Section 1.8.

“Permitted Encumbrance” means, (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the ordinary course of business for monies not yet due, (b) any lien on real estate or other property for Taxes, assessments, governmental charges or levies not yet due or delinquent, (c) any purchase money lien or lien securing rental payments under capital lease arrangements to the extent related to the assets purchased or leased, (d) any easement, right-of-way, zoning restriction, existing building restriction, ordinance, easement of roads, privilege, or right of public service companies and other similar encumbrances relating to real property and all other matters that do not prohibit or materially impair the current use, occupancy or marketability of title of the real property subject thereto, (e) with respect to leased or subleased real property, any Encumbrance or restriction explicitly set forth in the lease or sublease for such leased or subleased real property and (f) any lien to secure performance of, surety or appeal bonds, performance bonds or bids or similar statutory obligations.

“Person” means any person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business, group, Government Authority or other entity.

“Phantom Equity Agreement” means the Synos Technology, Inc. Phantom Equity Agreement adopted by the board of directors of the Company on September 18, 2013, as attached hereto as Exhibit G.

“Post-Closing Adjustment” shall have the meaning set forth in Section 1.12(e).

“Potential Parachute Recipient” shall have the meaning set forth in Section 3.10(i).

“Pro Rata Initial Order Cash Consideration” means an amount equal to the quotient obtained by dividing (i) any Initial Order Cash Consideration payment, by (ii) the Fully Diluted Share Number.

“Pro Rata Performance Amount” means an amount equal to the quotient obtained by dividing (i) the Performance Amount, by (ii) the Fully Diluted Share Number.

“Pro Rata Proportion” means with respect to each Participating Holder an amount equal to the quotient obtained by dividing (i) the sum (without duplication as to any share of Company Common Stock in the event more than one of (A), (B) or (C) are applicable to such share of Company Common Stock) of (A) the aggregate number of shares of Company Common Stock held by such Participating Holder immediately prior to the Effective Time, plus (B) the aggregate number of shares of Company Common Stock into which all shares of Series A Preferred Stock held by such Participating Holder could be converted immediately prior to the Effective Time (assuming full exercise of all Series A Warrants that are held by such Participating Holder immediately prior to the Effective Time), plus (C) the aggregate number of shares of Company Common Stock into which all Company Options held by such Participating Holder that have vested prior to Closing or that will vest in connection with Closing, and that are outstanding immediately prior to the Effective Time, if any, could be converted, plus (D) the number of shares of Company Common Stock subject to phantom stock rights held by such Participating Holder immediately prior to the Effective Time, by (ii) the Fully Diluted Share Number.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation, suit or appeal (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted, heard by or before or otherwise involving any Government Authority or arbitrator.

“Product” means any software (including software provided for use as a service), hardware, firmware or other product now or within the past four (4) years offered for sale or license by the Company or any Subsidiary, together with all user documentation, data, scripts, macros, modules and other files and information supplied, sold or licensed with such software, hardware, firmware or other product.

“Product Agreement” means the Company’s and its Subsidiaries’ standard form of agreement pursuant to which the Company and/or any Subsidiary licenses or sells any products to customers.

“Pro Rata Share” means the quotient obtained by dividing 1, by the Fully-Diluted Share Number.

“Purchase Order” means a final, written, binding  purchase order on commercial terms (exclusive of prepayments) otherwise consistent with those negotiated previously by the Company for similar system sales.

“Recipient” shall have the meaning given to such term in the Phantom Equity Agreement.

“Recommendation” shall have the meaning set forth in Section 6.12(a).

“Related Party” means any officer, director, Key Employee, stockholder or Affiliate of the Company, any Immediate Family Member of any of the foregoing individuals or any entity in which any such Person or individual owns any beneficial interest.  An “Immediate Family Member” of a person is any child, stepchild, parent, stepparent or spouse.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into, onto or through the indoor or outdoor Environment or into, through or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

“Representatives” means, as to a Person, such Person’s Affiliates and stockholders and any officers, directors, employees, consultants, advisors, trustees, accountants, agents, representatives and attorneys, or any representative thereof, including without limitation, any broker disclosed in Article III or Article V hereof.

“Requisite Vote” means the affirmative vote of the holders of 90% of the shares of the Company’s capital stock, calculated on an as-if-converted to Common Stock basis, voting together as a single class.

“Restricted Shares” shall have the meaning set forth in Section 1.9.

“Retention Plan” means the Synos Technology, Inc. Employee Retention Plan adopted by the board of directors of the Company on September 18, 2013, as attached hereto as Exhibit H.

“Series A Per Share Closing Amount” means an amount equal to the difference between (i) the sum of (A) the Series A Per Share Preference, plus (B) the Common Per Share Closing Amount, minus (ii) an amount equal to the product of (A) the Pro Rata Share, multiplied by (B) the Escrow Amount.

“Series A Per Share Preference” means the preference amount which each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time is entitled to receive under the Certificate of Incorporation upon a liquidation of the Company.

“Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.00001 per share.

“Series A Warrant” means the warrants issued by the Company to purchase shares of Series A Preferred Stock.

“Significant Contract” means each Contract in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party, (i) with a dealer, broker, sales agency, advertising agency or other Person engaged in sales or promotional activities; (ii) which by its terms requires aggregate payments by or to the Company or any of its Subsidiaries in excess of $25,000; (iii) pursuant to which the Company or any of its Subsidiaries has made loans or advances (other than for ordinary course travel and expenses consistent with past practices of the Company), or has incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another; (iv) which is an indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property or agreement for financing; (v) creating a partnership or joint venture; (vi)  prohibiting the Company or any of its Subsidiaries from conducting their respective businesses in any geographical area of operations or limiting the scope or type of their respective businesses or prohibiting the Company’s or any of its Subsidiaries’ from hiring or soliciting any Person as an employee, consultant or independent contractor; (vii) which is a power of attorney or agency agreement or written arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company or any of its Subsidiaries; (viii) with respect to which the requirements for performance extend beyond two (2) years from the date of this Agreement; (ix) which contains warranties with respect to the Company Products other than those warranties expressly made in the literature accompanying such products or in the Company’s or any of its Subsidiaries’ standard license agreement; (x) which provides for the acquisition, directly or indirectly (by merger or otherwise), of substantially all of the assets (whether tangible or intangible) or the capital stock of another Person; (xi) which is an employment, consulting or professional advisor agreement (other than standard offer letters and consulting agreements that cannot be terminated without penalty or payment on at least ninety (90) days’ notice); (xiii) which involves the sale, issuance or repurchase by the Company or any of its Subsidiaries of any capital stock or securities of the Company or any of its Subsidiaries; (xiv) with any Government or Government Authority; or (xv) disclosed on Schedule 3.11(a) or Schedule 3.11(b) or (xvi) which is not made in the ordinary course of business and which is to be performed at or after the date of this Agreement.

“Significant Customers” shall have the meaning set forth in Section 3.19.

“Significant Stockholder” shall have the meaning set forth in the Introduction.

“Software” means computer software code, objects, applications, utilities, tools, libraries, configuration files, development tools, firmware, operating systems and specifications, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form, together with all boot, compilation, configuration and runtime files, data, passwords and other information accompanying or relating to the foregoing.

“Specified Taxes” means (i) any income Taxes arising in connection with any election made by Parent under Section 338 of the Code (or comparable provision of state, local or non-U.S. Law) with respect to the acquisition of the Company or any of its Subsidiaries under this Agreement, (ii) any income Taxes resulting from transactions not in the ordinary course of business of the Company or its Subsidiaries attributable to actions occurring on the Closing Date after the Effective Time and not otherwise contemplated by this Agreement, (iii) any additional income Taxes that arise in the taxable year of the Company or its Subsidiaries ending on the Closing Date solely as a result of an election pursuant to Treasury Regulation Section 1.1502-76(b)(2)(ii), (iv) the portion of any Transfer Taxes to be borne by Parent pursuant to Section 6.6(g), and (v) any Employer Taxes, and (y) severance or other termination benefits provided for in a Key Employee Agreement or an offer letter or other employment agreement between Parent and a Key Employee or other Continuing Employee.

“Statement of Closing Liabilities” means a schedule prepared by Parent in good faith setting forth the Final Closing Liabilities.

“Statement of Estimated Closing Liabilities” means a schedule prepared by the Company in good faith setting forth the Estimated Closing Liabilities.

“Stockholders” means the holders of the Company Stock.

“Stockholders’ Representative” shall have the meaning set forth in Section 2.3(a).

“Subsidiary” of a Person means any other Person more than 50% of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by the Person directly, or indirectly through one or more other Persons.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or regulation enacted under state or federal Laws in the United States.

“Target Net Working Capital” means Sixty Six Thousand Dollars ($66,000).

“Tax” means (i) all taxes, regardless of formal characterization, imposed by any Government Authority, including without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property,  sales, use, transfer, registration, alternative, minimum, or estimated tax, and (ii) any interest, penalty, or addition arising with respect to the foregoing, or the obligation to file Tax Returns, whether disputed or not.

“Tax Return” means any report, return, statement, claim for refund, election, declaration or other information with respect to any Tax required to be filed or actually filed with a Government Authority, including any schedule or attachment thereto, and including any amendment thereof, and where relevant, any statement required by a Government Authority be provided to a third party with respect to Taxes.

“Taxing Authority” means any Government Authority responsible for the assessment, determination, collection or administration of any Tax.

“Third Party Intellectual Property” means any Company Intellectual Property specifically designated as not owned by the Company on Schedule 3.18(b)(ii) that are necessary to or useful in the conduct of the business of the Company as currently conducted and proposed to be conducted.

“Trademarks” means all trademarks and service marks, logos, Internet Names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, unregistered corporate names, trade names, common law trademarks and service marks and trade dress, including all variations, derivations, combinations of the foregoing, together with all goodwill pertaining thereto throughout the world.

“Transaction Expenses” means, with respect to a Person, all fees, costs, commissions and expenses incurred by, paid or payable by such Person in connection with the transactions contemplated hereby, including, without limitation, financial advisory fees, legal fees and expenses, broker and finder fees, fees and expenses of accountants, and bank fees.

“Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration or other similar Taxes and fees.

“Upfront Cash Consideration” shall mean $70,000,000, plus interest at the rate of 2% per annum for the period commencing September 13, 2013 and ending on the Closing Date, less the aggregate Closing Bonus Payment (as defined in the Retention Plan) payable to all Participants pursuant to the Retention Plan.

“Welfare Plan” means any (i) Employee Welfare Benefit Plan which is currently maintained, administered or contributed to (directly or indirectly through a professional employer organization or otherwise) by the Company or any ERISA Affiliate or (ii) Employee Welfare Benefit Plan which was previously maintained, administered or contributed to by the Company or an ERISA Affiliate.

“Written Consents” shall have the meaning set forth in Section 6.12(b).

“Year-End Financials” means the audited balance sheet of the Company and its Subsidiaries and the audited statements of income, cash flow and retained earnings of the Company and its Subsidiaries at and for the fiscal years ended December 31, 2011 and 2012.